UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION

                               WASHINGTON, D.C.




                                   FORM U5S




                                 ANNUAL REPORT

                     For the Year Ended December 31, 2001



                             Filed pursuant to the
                 Public Utility Holding Company Act of 1935 by


                          Alliant Energy Corporation

                             4902 N. Biltmore Lane
                         Madison, Wisconsin 53718-2132

      (Name and address of each registered holding company in the system)

                                   CONTENTS


Item                                                      Page
----                                                      ----

 1.   System Companies and Investments Therein as of       3
      December 31, 2001

 2.   Acquisitions or Sales of Utility Assets             10

 3.   Issue, Sale, Pledge, Guarantee or Assumption of     10
      System Securities

 4.   Acquisition, Redemption or Retirement of System     13
      Securities

 5.   Investments in Securities of Nonsystem Companies    15
      as of December 31, 2001

 6.   Officers and Directors as of December 31, 2001      16

      Part I.  Name, Principal Business Address and       16
                Positions Held as of December 31, 2001

      Part II.  Financial Connections as of December 31,  31
                 2001

      Part III.  Compensation and Other Related           32
                  Information

 7.   Contributions and Public Relations                  33

 8.   Service, Sales and Construction Contracts           33

      Part I.  Intercompany Sales and Service             33

      Part II.  Contracts to Purchase Services or Goods   33
                 Between any System Company and any
                 Affiliate

      Part III.  Employment of any Person by any System   33
                  Company for the Performance on a
                  Continuing Basis of Management
                  Services

 9.   Exempt Wholesale Generators and Foreign Utility     34
      Companies

 10.  Financial Statements and Exhibits                   39

      Consolidating Financial Statements and Notes        39

      Exhibits                                            39

      Signature                                           42

ITEM 1.  SYSTEM COMPANIES AND INVESTMENTS THEREIN AS OF DECEMBER 31, 2001

                                                                                                  Number of      % of      Issuer/
                                                                                                Common Shares   Voting    Owner Book
                                                                                                  Owned by      Power/    Value (in
                                       Name of Company                                           Direct Owner  Ownership  thousands)
------------------------------------------------------------------------------------------------------------------------------------
Alliant Energy Corporation (Alliant Energy)

    IES Utilities Inc. (IESU) (n/k/a Interstate Power and Light Company (IP&L))                    13,370,788      100%    $592,224
       EnviroGas LP                                                                                       (*)       50%         156
       IESU SPE LLC (****)                                                                                (*)      100%          20
           Alliant Energy SPE LLC (Remainder owned by WPL SPE LLC and IPC                                 (*)       33%          15
              SPE LLC) (****)

    Wisconsin Power and Light Company (WP&L)                                                       13,236,601      100%     701,952
       South Beloit Water, Gas & Electric Company (South Beloit)                                       24,400      100%      38,408
           American Transmission Company, LLC (ATC LLC) (Also owned by WPL                                (*)        --         386
              Transco LLC)
       Wisconsin River Power Company                                                                   46,800       50%      13,723
           Lakes Development Corporation                                                                1,000       50%         124
       Wisconsin Valley Improvement Company                                                            18,612       12%       1,793
       WPL Transco LLC                                                                                    (*)      100%     117,522
           ATC LLC (Also owned by South Beloit)                                                           (*)       26%     385,652
       ATC Management Inc.                                                                              2,740       26%         111
       WPL SPE LLC (****)                                                                                 (*)      100%          20
           Alliant Energy SPE LLC (Remainder owned by IESU SPE LLC and IPC                                (*)       33%          15
              SPE LLC) (****)

    Interstate Power Company (IPC) (Merged with IESU on 1/1/02)                                     9,777,432      100%     229,736
       IPC SPE LLC (****)                                                                                 (*)      100%          20
           Alliant Energy SPE LLC (Remainder owned by IESU SPE LLC and WPL                                (*)       33%          15
              SPE LLC) (****)

    Alliant Energy Corporate Services, Inc. (Corporate Services)                                          100      100%          --

    Alliant Energy Nuclear, LLC                                                                           (*)      100%       1,879
       Nuclear Management Company, LLC                                                                    (*)       20%       9,396

    Cargill-Alliant, LLC  (Cargill-Alliant)                                                               (*)       50%      44,059

    Alliant Energy Resources, Inc. (Resources)                                                            100      100%     268,049
       SmartEnergy, Inc. (****)                                                                     7,925,278       95%      11,157
           SmartEnergy Ventures, Inc. (****)                                                              100       95%          --

       Alliant Energy Generation, Inc. (****)                                                             100      100%          --
           Alliant Energy Tallmadge Power Co., LLC (****)                                                 (*)      100%          --
           Tallmadge Generation Co., LLC (****)                                                           (*)       50%          --

       AER Holding Company (****)                                                                         100      100%      22,088
           Henwood Energy Services, Inc. (Henwood) (Formerly owned by Resources)                      595,400       17%       8,043

       Alliant Energy Genco do Brasil Ltda. (Remainder owned by Alliant Energy                        1 Quota        --          --
         International, Inc. (International)) (****)
           Rofpemz Brasil Holdings Ltda. (****)                                                    999 Quotas      100%          --

       Escosul Ltda. (Remainder owned by International) (****)                                        1 Quota        --          --

       Capital Square Financial Corporation (Cap. Square)                                                 200      100%      10,565
           Apollo Tax Credit Fund XVII LP (****)                                                          (*)      100%         188
               School House Apartments - Jefferson LLC (****)                                             (*)      100%       2,234

                                                                                                  Number of      % of      Issuer/
                                                                                                Common Shares   Voting    Owner Book
                                                                                                  Owned by      Power/    Value (in
                                       Name of Company                                           Direct Owner  Ownership  thousands)
------------------------------------------------------------------------------------------------------------------------------------

       LNT Communications LLC  (LNT)                                                                      (*)      100%         697

       Alliant Energy do Brasil Ltda. (Remainder owned by International)                           200 Quotas        --         189

       Alliant Energy Holdings do Brasil Ltda. (Holdings Brasil) (Remainder owned by               200 Quotas        --     323,825
          International)
           Refer to International for additional investments of Holdings Brasil.

       Whiting Petroleum Corporation (Whiting)                                                          1,000      100%     113,945
           Whiting Programs, Inc.                                                                         100      100%      34,000
           Whiting - Golden Gas Production Company                                                      4,500      100%      16,113
           WOK Acquisition Company (**)                                                                 1,000      100%          --

       Alliant Energy Integrated Services Company (ISCO) (****)                                           100      100%      21,847
          Industrial Energy Applications, Inc. (IEA)                                                  100,000      100%       8,620
               BFC Gas Company LLC                                                                        (*)       60%       3,851
               Energys, Inc.                                                                               10      100%         721
          RMT, Inc. (RMT)                                                                                 100      100%      20,372
               Residual Management Technology, Inc., Ohio                                                  48       48%          --
               RMT North Carolina, Inc.                                                                 1,000      100%         110
               RMT, Inc., Michigan                                                                        100      100%          --
               RMT International, Inc.                                                                  1,000      100%         491
          Heartland Energy Group, Inc. (HEG)                                                            1,000      100%       4,831
               Industrial Energy Applications Delaware, Inc. (IEA Delaware) (Formerly                       1      100%       6,425
                  owned by IEA)
                   Bastian Bay Pipeline, LP (Bastian Bay) (Also owned by Alliant Energy                   (*)       90%         762
                      Field Services, LLC (Field Services))
                   Oak Hill Pipeline LP                                                                   (*)       99%      10,817
                   Alliant South Texas Pipeline, LP (South Texas) (Also owned by Field                    (*)       98%       9,039
                      Services)
                   Alliant Energy Desdemona, LP (Desdemona) (Also owned by Field Services)                (*)       99%       4,028
               NG Energy Trading, LLC                                                                     (*)       50%       1,935
               Field Services                                                                             (*)      100%       (381)
                   Desdemona (Also owned by IEA Delaware)                                                 (*)        --       4,028
                   Bastian Bay (Also owned by IEA Delaware)                                               (*)        --         762
                   South Texas (Also owned by IEA Delaware)                                               (*)        --       9,039
          Alliant Energy Integrated Services-Energy Management LLC (****)                                 (*)      100%     (2,039)
          Alliant Energy Integrated Services-Energy Solutions LLC (****)                                  (*)      100%     (1,756)
               Schedin & Associates, Inc. (Formerly owned by IEA)                                         100      100%       (340)
               SVBK Consulting Group, Inc. (****)                                                       8,120      100%        (59)
          Energy Performance Services, Inc.                                                        10,000,000      100%     (1,991)
          Cogenex Corporation (f/k/a EUA Cogenex Corporation)                                           1,000      100%       (997)
               APS Cogenex LLC                                                                            (*)       50%       1,885
               Energy Capital and Services I, LP                                                          (*)      100%      10,532
               Energy Capital and Services II, LP                                                         (*)      100%       6,838
               Energy Holdings Corporation                                                                100      100%          --
               Cogenex West Corporation (f/k/a EUA Cogenex West Corporation)                           10,000      100%       2,592
               EUA Cogenex-Canada Inc.                                                                    100      100%       2,139
                   EUA Cogenex-Canada Energy Services, Inc.                                               100      100%       2,139
                       AGRA Cogenex Joint Venture                                                         (*)       50%       2,139
               Northeast Energy Management, Inc.                                                       10,000      100%       5,462

       Alliant Energy Transportation, Inc. (Transportation)                                             1,000      100%      28,899
           IEI Barge Services, Inc. (Barge)                                                               236      100%       2,838
           Transfer Services, Inc. (Transfer)                                                           1,000      100%         157

                                                                                                  Number of      % of      Issuer/
                                                                                                Common Shares   Voting    Owner Book
                                                                                                  Owned by      Power/    Value (in
                                       Name of Company                                           Direct Owner  Ownership  thousands)
------------------------------------------------------------------------------------------------------------------------------------
           Williams Bulk Transfer Inc. (Williams)                                                         100      100%       (539)
           Cedar Rapids and Iowa City Railway Company (CRANDIC)                                         1,000      100%      25,998
               Heartland Rail Corporation                                                               2,000       16%      18,484

       Alliant Energy Investments, Inc. (Investments)                                                   1,100      100%     304,222
           AEI Holding Company (****)                                                                     100      100%          15
           Iowa Land and Building Company (Iowa Land)                                                   2,000      100%       5,013
               Prairie Ridge Business Park, L.C.                                                          (*)       70%       1,138
           Blairs Ferry LP                                                                                (*)       83%         429
           2001 Development Corporation                                                               450,000       55%       9,627
               3001 LLC                                                                                   (*)       27%       2,624
           OSADA I LP                                                                                     (*)       42%       3,013
           Village Lakeshares, LP                                                                         (*)      100%         205
           Heartland Energy Services, Inc.                                                                700      100%       (200)
               ReGENco LLC                                                                                (*)       30%       2,759
           Heartland Properties, Inc. (HPI)                                                             1,000      100%      47,421
               Indiana Housing Equity Fund, LP                                                            (*)       18%       1,020
               Heartland Properties Equity Investment Fund IV, LLC                                        (*)       10%      18,434
               The Heartland-NML Investment Fund, LLC                                                     (*)       10%       6,182
               Janesville Jeffris Flats Affordable Housing, LP                                            (*)       50%         414
               641 West Main Street LP                                                                    (*)       70%       1,299
               Atlantic-Sundance Apartments, LP (Sundance) (Also owned by                                 (*)        --         743
                  Investments)
               Wagon Wheel LP (Wagon Wheel) (Also owned by Investments)                                   (*)        --         818
               Countryside of Clinton Associates, LP (Countryside) (Also owned by                         (*)        --         933
                  Investments)
               Meadow Wood Associates of Carroll Phase II, LP (Meadow Wood) (Also owned by                (*)        --       1,053
                  Investments)
               Fort Madison IHA Senior Housing LP (Fort Madison I) (Also owned by                         (*)        --         453
                  Investments)
               Fort Madison IHA II Senior Housing LP (Fort Madison II) (Also owned by                     (*)        --         472
                  Investments)
               Maquoketa IHA Senior Housing LP (Maquoketa) (Also owned by Investments) (****)             (*)        --         560
               Knoxville IHA Senior Housing LP (Knoxville) (Also owned by Investments) (****)             (*)        --         571
               MDI LP #47 (MDI) (Also owned by Investments) (****)                                        (*)        --         632
               Pickerel Park Associates LP (Pickerel Park) (Also owned by Investments)                    (*)        --       1,191
               Keokuk Senior Housing LP (Keokuk) (Also owned by Investments)                              (*)        --         (2)
               Carroll IHA Senior Housing LP (Carroll IHA) (Also owned by Investments)                    (*)        --         (1)
               Scott Meadows Senior Housing LP (Scott Meadows) (Also owned by Investments)                (*)        --          --
                  (****)
           Sundance (Also owned by HPI)                                                                   (*)      100%         743
           Wagon Wheel  (Also owned by HPI)                                                               (*)       99%         818
           Countryside (Also owned by HPI)                                                                (*)      100%         933
           Meadow Wood (Also owned by HPI)                                                                (*)      100%       1,053
           Fort Madison I (Also owned by HPI)                                                             (*)       99%         453
           Fort Madison II (Also owned by HPI)                                                            (*)       99%         472
           Maquoketa (Also owned by HPI) (****)                                                           (*)       99%         560
           Knoxville (Also owned by HPI) (****)                                                           (*)       99%         571
           MDI (Also owned by HPI) (****)                                                                 (*)      100%         632
           Pickerel Park (Also owned by HPI)                                                              (*)      100%       1,191
           Keokuk (Also owned by HPI)                                                                     (*)       99%         (2)
           Carroll IHA (Also owned by HPI)                                                                (*)       99%         (1)
           Scott Meadows (Also owned by HPI) (****)                                                       (*)      100%          --

                                                                                                  Number of      % of      Issuer/
                                                                                                Common Shares   Voting    Owner Book
                                                                                                  Owned by      Power/    Value (in
                                       Name of Company                                           Direct Owner  Ownership  thousands)
------------------------------------------------------------------------------------------------------------------------------------
       International                                                                                    1,000      100%   (148,002)
           Alliant Energy Finance Holdings Pty. Ltd. (Finance Holdings) (****)                          1,020      100%           1
               Alliant Energy Finance (No. 1) Pty. Ltd. (Finance No. 1) (****)                             10      100%          --
                  Alliant Energy Finance Holdings Partnership (Also owned by Finance                      (*)        1%      43,374
                      Holdings) (****)
               Alliant Energy Finance (No. 2) Pty. Ltd. (Finance No. 2) (****)                             10      100%          --
                  Alliant Energy Finance Partnership (Also owned by Alliant Energy                        (*)        1%      43,374
                      Finance Holdings Partnership) (****)
               Alliant Energy Finance Holdings Partnership (Also owned by Finance                         (*)       99%      43,374
                 No. 1) (****)
                  Alliant Energy Finance Partnership (Also owned by Finance No. 2)                        (*)       99%      43,374
                      (****)
           Escosul Ltda. (Also owned by Resources) (****)                                          999 Quotas      100%          --
           Alliant Energy Genco do Brasil Ltda. (Also owned by Resources) (****)                   999 Quotas      100%          --
               Rofpemz Brasil Holdings Ltda. (****)                                                999 Quotas      100%          --
           Interstate Energy Corporation PTE Ltd. (IEC PTE)                                            25,000      100%      37,939
               Jiaxing JIES Power & Heat Co. Ltd. (Foreign Utility Company                 Registered Capital       50%      28,449
                  (FUCO))
               Tongxiang TIES Power & Heat Co. Ltd. (FUCO)                                 Registered Capital       30%      26,320
               Anhui New Energy Heat & Power Co. Ltd. (Bengbu) (FUCO)                      Registered Capital       64%      23,015
           Holdings Brasil (Also owned by Resources)                                       758,756,227 Quotas      100%     323,825
               Pbpart - SE 1 Ltda. (Pbpart SE 1) (Also owned by Empresa Energetica de              78,556,282       50%      72,776
                 Sergipe S.A. (Energipe))
                  Pbpart - SE 2 Ltda. (Pbpart SE 2)                                                       997       50%     190,510
                      Sociedade Anonima de Eletrificacao da Paraiba S.A. (Saelpa) (FUCO)          604,672,088       49%      42,610
               Usina Termeletrica de Juiz de Fora S.A. (Usina Termeletrica) (Also owned by                497       50%      11,154
                  Catleo Energia S.A. (Catleo)) (FUCO)
               TermoSergipe S.A. (Also owned by Energisa S.A.)                                        289,999       29%         433
               Companhia Forca e Luz Cataguazes - Leopoldina S.A. (Cataguazes)                 10,492,261,614       22%     156,332
                  (Also owned by Gipar S.A.) (FUCO)
                    Teleacabo S.A.                                                                      9,477       20%         114
                    Companhia de Eletricidade de Nova Friburgo S.A. (CENF) (FUCO)                  57,509,438       15%      15,335
                    MCL Cabo S.A.                                                                      14,050       20%          30
                    Energisa Telecom Ltda.                                                              9,999       22%           4
                    Multipar S.A. (Also owned by Multiagro Agropecuaria Com. e Ind.                 3,531,448       22%         194
                       Ltda. (Multiagro))
                    Teleserv S.A.                                                                      37,977       21%         173
                    Multiagro                                                                       3,700,085       14%         619
                        Multipar S.A. (Also owned by Cataguazes)                                        1,400        --         194
                    Catleo (FUCO)                                                                  13,149,996       22%      54,477
                        Usina Termeletrica (Also owned by Holdings Brasil) (FUCO)                         497       11%      11,154
                    Energisa S.A. (Also owned by Holdings Brasil)                                  18,990,576       11%     318,967
                        TermoSergipe S.A. (Also owned by Holdings Brasil)                             509,997        5%         433
                        Energipe (FUCO)                                                                42,179       11%     297,541
                            Pbpart Ltda. (Pbpart)                                                  26,799,999       11%      13,637
                               Companhia Energetica da Borborema S.A. (CELB)                           93,695       11%       4,295
                                  (FUCO)
                            Pbpart SE 1 (Also owned by Holdings Brasil)                            78,871,135        5%      72,776
                               Pbpart SE 2                                                                997        5%     190,510
                                   Saelpa (FUCO)                                                  604,672,088        5%      42,610
               Energisa S.A. (Also owned by Cataguazes)                                            17,301,961       46%     318,967
                    TermoSergipe S.A. (Also owned by Holdings Brasil)                                 509,997       23%         433
                    Energipe (FUCO)                                                                    42,179       45%     297,541
                        Pbpart                                                                     26,799,999       45%      13,637

                                                                                                  Number of      % of      Issuer/
                                                                                                Common Shares   Voting    Owner Book
                                                                                                  Owned by      Power/    Value (in
                                       Name of Company                                           Direct Owner  Ownership  thousands)
------------------------------------------------------------------------------------------------------------------------------------
                            CELB (FUCO)                                                                93,695       45%       4,295
                        Pbpart SE 1 (Also owned by Holdings Brasil)                                78,871,135       23%      72,776
                            Pbpart SE 2                                                                   997       23%     190,510
                               Saelpa (FUCO)                                                      604,672,088       22%      42,610
               Gipar S.A.                                                                      12,384,231,000       50%      29,489
                    Cataguazes (Also owned by Holdings Brasil) (FUCO)                          24,818,100,000       25%     156,332
                        Teleacabo S.A.                                                                  9,477       24%         114
                        Multiagro                                                                   3,700,085       17%         619
                            Multipar S.A. (Also owned by Cataguazes)                                    1,400        --         194
                        CENF (FUCO)                                                                57,509,438       18%      15,335
                        MCL Cabo S.A.                                                                  14,050       24%          30
                        Energisa Telecom Ltda.                                                          9,999       25%           4
                        Multipar S.A. (Also owned by Multiagro)                                     3,531,448       25%         194
                        Teleserv S.A.                                                                  37,977       25%         173
                        Catleo (FUCO)                                                              13,149,996       25%      54,477
                            Usina Termeletrica (Also owned by Holdings Brasil) (FUCO)                     497       12%      11,154
                        Energisa S.A. (Also owned by Holdings Brasil)                              18,990,574       13%     318,967
                            TermoSergipe S.A. (Also owned by Holdings Brasil)                         509,997        6%         433
                            Energipe  (FUCO)                                                           42,179       13%     297,541
                               Pbpart                                                              26,799,999       13%      13,637
                                   CELB (FUCO)                                                         93,695       13%       4,295
                               Pbpart SE 1  (Also owned by Holdings Brasil)                        78,871,135        6%      72,776
                                   Pbpart SE 2                                                            997        6%     190,510
                                       Saelpa (FUCO)                                              604,672,088        6%      42,610
           Alliant Energy do Brasil Ltda. (Also owned by Resources)                          2,934,346 Quotas      100%         189
           Alliant International New Zealand Ltd. (New Zealand)                                    24,858,503      100%      66,679
               Te Maunga Power Ltd. (****) (Also owned by Infratil Ltd. (Infratil))                         1       50%          --
               TrustPower Ltd. (Also owned by Infratil) (FUCO)                                     37,410,223       20%     245,049
               Infratil (f/k/a Infrastructure & Utilities New Zealand Ltd.) (FUCO)                 17,271,200        9%      96,687
                  TrustPower Ltd. (Also owned by New Zealand) (FUCO)                               55,372,471        3%     245,049
                  Te Maunga Power Ltd. (Also owned by New Zealand) (****)                                   1        5%          --
           Alliant Energy Australia Pty. Ltd.                                                      32,134,439      100%      13,154
               Alliant Energy Southern Hydro Australia Pty. Ltd. (AE Southern Hydro)                      100      100%       5,803
                  Southern Hydro Partnership (Also owned by Alliant Energy Hydro Pty.                     (*)       20%      76,739
                     Ltd. (AE Hydro)) (FUCO)
                      Southern Hydro Operations Pty. Ltd.                                                 (*)       20%       (***)
                           Southern Hydro Maintenance Services Pty. Ltd.                                  (*)       20%       (***)
               AE Hydro                                                                                   100      100%      15,140
                  Southern Hydro Partnership (Also owned by AE Southern Hydro)                            (*)       50%      76,739
                     (FUCO)
                      Southern Hydro Operations Pty. Ltd.                                                 (*)       50%       (***)
                           Southern Hydro Maintenance Services Pty. Ltd.                                  (*)       50%       (***)
           Grandelight Holding Ltd. (Grandelight)                                                      99,900      100%     101,549
               Peak Pacific Investment Co. Ltd. (PPIC)                                            118,356,618       94%     139,454
                  Ocean Peak Pte. Ltd. (****) (**)                                                          2       94%          --
                      Weifang Ocean Peak Heat and Power Co. Ltd. (****) (**) (FUCO)        Registered Capital       47%      13,104
                  Zouping Peak Pte. Ltd. (****)                                                             2       94%          --
                      Zouping Peak CHP Co. Ltd. (****) (FUCO)                              Registered Capital       65%      16,236
                  Luannan Peak Pte. Ltd. (****)                                                             2       94%          --
                      Pan-Western Energy Corporation LLC (Pan-Western) (n/k/a              Registered Capital       93%      22,283
                         Peak Energy Development Corporation, LLC) (****)
                          Tangshan Panda Heat & Power Co., Ltd. (n/k/a Luannan Peak        Registered Capital       81%       5,623
                             Heat & Power Co. Ltd.) (****) (FUCO)

                                                                                                  Number of      % of      Issuer/
                                                                                                Common Shares   Voting    Owner Book
                                                                                                  Owned by      Power/    Value (in
                                       Name of Company                                           Direct Owner  Ownership  thousands)
------------------------------------------------------------------------------------------------------------------------------------
                          Tangshan Pan-Western Heat & Power Co., Ltd. (n/k/a               Registered Capital       81%       5,622
                             Luannan Second Peak Heat & Power Co. Ltd.) (****)
                             (FUCO)
                          Tangshan Cayman Heat & Power Co., Ltd. (n/k/a Luannan            Registered Capital       81%       5,479
                             Peak Third Heat & Power Co. Ltd.) (****)
                          Tangshan Pan-Sino Heat Co., Ltd. (n/k/a Luannan Peak Fourth      Registered Capital       81%       5,588
                             Heat & Power Co. Ltd.) (****)
                  Wuan Peak Pte. Ltd.                                                                       2       94%          --
                      Hebei Wuan Peak Heat and Power Co. Ltd. (FUCO) (Formerly             Registered Capital       84%       8,968
                          owned by PPIC)
                  Pingdingshan Peak Pte. Ltd.                                                               2       94%          --
                  Shijiazhuang Chengfeng Cogeneration Co. Ltd. (FUCO)                      Registered Capital       65%       7,241
                  Jinan Peak Pte. Ltd.  (**)                                                                2       94%          --
                  Handan Chengfeng Heat and Power Co. Ltd. (**) (FUCO)                     Registered Capital       13%          --
                  Gongyi Peak Pte. Ltd. (Gongyi)                                                            2       94%      23,830
                      Henan Anfeng Electric Power Co. Ltd. (FUCO) (Formerly                Registered Capital       65%      11,475
                          owned by PPIC)
                      Henan Yongfeng Electric Power Co. Ltd. (FUCO) (Formerly              Registered Capital       65%      12,354
                          owned by PPIC)
                  Peak Pacific Investment Co. (Labuan) BHD                                                  3       94%       8,343
                  Meishan Peak Pte. Ltd. (**)                                                               2       94%          --
           Alliant Energy de Mexico, S. de R.L. de C.V. (Also owned by Alliant            2,999 Participation      100%          --
             Energy de Mexico LLC)                                                                      Units
               Alliant Energy Operaciones de Mexico, S. de R.L. de C.V. (Also owned       2,999 Participation      100%          --
                  by Alliant Energy de Mexico LLC) (FUCO)                                               Units
               Alliant Energy Servicios de Mexico, S. de R.L. de C.V. (Also owned by      2,999 Participation      100%          --
                  Alliant Energy de Mexico LLC) (FUCO)                                                  Units
           Alliant Energy de Mexico LLC                                                                   (*)      100%          --
               Alliant Energy de Mexico, S. de R.L. de C.V. (Remainder owned by          1 Participation Unit        --          --
                  International)
               Alliant Energy Operaciones de Mexico, S. de R.L. de C.V. (Remainder       1 Participation Unit        --          --
                  owned by Alliant Energy de Mexico, S. de R.L. de C.V.) (FUCO)
               Alliant Energy Servicios de Mexico, S. de R.L. de C.V. (Remainder         1 Participation Unit        --          --
                  owned by Alliant Energy de Mexico, S. de R.L. de C.V.) (FUCO)
           Alliant Energy Renewable Resources Ltd. (AERR) (FUCO)                                          120      100%       (130)
               Renewable Energy and Energy Efficiency Fund for Emerging Markets,                          (*)       23%       (573)
                  Ltd.


* Noncorporate subsidiaries (Partnerships, limited partnerships, limited liability companies, etc.)
**  Inactive
*** Results for Southern Hydro Operations Pty. Ltd. and Southern Hydro
    Maintenance Services Pty. Ltd. are included with results for Southern Hydro Partnership.

**** Subsidiaries added during the year ended December 31, 2001 (described below):

                                                               Date of
                     Name of Company                         Acquisition                   Description of Business
-----------------------------------------------------------  -------------  -------------------------------------------------------
IESU SPE LLC                                                   4/23/01      Buys and sells accounts receivables.
Alliant Energy SPE LLC                                         4/23/01      Buys and sells accounts receivables.
WPL SPE LLC                                                    4/23/01      Buys and sells accounts receivables.
IPC SPE LLC                                                    4/23/01      Buys and sells accounts receivables.
SmartEnergy, Inc.                                              2/16/01      An internet-based energy retailer focused on the
                                                                            residential and small commercial customer base where
                                                                            customer choice is available.
SmartEnergy Ventures, Inc.                                     2/16/01      Intermediary subsidiary.
Alliant Energy Generation, Inc.                                10/1/01      Intermediary subsidiary.
Alliant Energy Tallmadge Power Co., LLC                        10/1/01      Intermediary subsidiary.
Tallmadge Generation Co., LLC                                  10/1/01      Non-regulated domestic generation project.
AER Holding Company                                            7/13/01      Intermediary subsidiary.
Alliant Energy Genco do Brasil Ltda.                            6/1/01      Intermediary subsidiary.
Escosul Ltda.                                                  7/12/01      Intermediary subsidiary.
Rofpemz Brasil Holdings Ltda.                                   4/1/01      Intermediary subsidiary.
Apollo Tax Credit Fund XVII LP                                 8/13/01      Intermediary subsidiary.
School House Apartments - Jefferson LLC                        8/13/01      Invests in affordable housing projects.
Alliant Energy Integrated Services Company                      1/1/01      Intermediary subsidiary.
Alliant Energy Integrated Services-Energy Management LLC        1/1/01      Provides energy information services.
Alliant Energy Integrated Services-Energy Solutions LLC         1/1/01      Provides energy consulting and solution services.
SVBK Consulting Group, Inc.                                    5/31/01      Consulting firm.
AEI Holding Company                                            7/13/01      Intermediary subsidiary.
Maquoketa                                                       4/1/01      Invests in affordable housing projects.
Knoxville                                                       8/1/01      Invests in affordable housing projects.
MDI                                                            10/1/01      Invests in affordable housing projects.
Scott Meadows                                                   6/8/01      Invests in affordable housing projects.
Finance Holdings                                               12/20/01     Financing subsidiary.
Finance No. 1                                                  12/20/01     Financing subsidiary.
Alliant Energy Finance Holdings Partnership                    12/20/01     Financing subsidiary.
Finance No. 2                                                  12/20/01     Financing subsidiary.
Alliant Energy Finance Partnership                             12/20/01     Financing subsidiary.
Te Maunga Power Ltd.                                            6/7/01      Intermediary subsidiary.
Ocean Peak Pte. Ltd.                                           2/21/01      Intermediary subsidiary.
Weifang Ocean Peak Heat and Power Co. Ltd.                      6/7/01      Produces and sells electric and thermal energy.
Zouping Peak Pte. Ltd.                                          4/6/01      Intermediary subsidiary.
Zouping Peak CHP Co. Ltd.                                       7/9/01      Produces and sells electric and thermal energy.
Luannan Peak Pte. Ltd.                                         8/24/01      Intermediary subsidiary.
Pan-Western Energy Corporation LLC                             8/24/01      Intermediary subsidiary.
Tangshan Panda Heat & Power Co., Ltd.                          8/24/01      Produces and sells electric and thermal energy.
Tangshan Pan-Western Heat & Power Co., Ltd.                    8/24/01      Produces and sells electric and thermal energy.
Tangshan Cayman Heat & Power Co., Ltd.                         8/24/01      Produces and sells thermal energy.
Tangshan Pan-Sino Heat Co., Ltd.                               8/24/01      Produces and sells thermal energy.


ITEM 2.  ACQUISITIONS OR SALES OF UTILITY ASSETS

Information concerning acquisitions or sales of utility assets by System companies not reported in a certificate filed pursuant to Rule 24 is as follows:

On January 1, 2001, WP&L, including South Beloit, transferred its transmission assets with no gain or loss (approximate net book value of $186 million) to ATC LLC. WP&L received a tax-free cash distribution of $75 million from ATC LLC and had a $110 million equity investment in ATC LLC. WPL Transco LLC, a wholly-owned subsidiary of WP&L, holds the investment in ATC LLC and follows the equity method of accounting.

ITEM 3.  ISSUE, SALE, PLEDGE, GUARANTEE OR ASSUMPTION OF SYSTEM SECURITIES

                                                                    Principal
                                                                    Amount or
                                                Name of              Stated
                                                Company              Value                             Proceeds
              Name of Issuer                    Issuing          ---------------                       Before
                    and                        or Selling            Issued           Date of          Issuance        Commission
              Title of Issue                   Securities           and Sold        Transaction        Expenses       Authorization
-------------------------------------------- ------------------- ---------------  ----------------  --------------- ----------------
Resources                                    Resources             $300,000,000      11/15/01         $297,564,000       Rule 52
---------
Senior Notes, 7%, due 12/2011

IESU                                         IESU                   200,000,000       3/12/01          198,224,000       Rule 52
----
Series B Senior Debentures,
6.75%, due 3/2011

IESU                                         IESU                    28,000,000       6/29/01           12,324,139       Rule 52
----
Fuji Bank, 5.24%, due 6/2006

CRANDIC                                      CRANDIC                     58,901      10/01/01               58,901       Rule 52
-------
State of Iowa, 0%, due 12/2010

Bengbu                                       Bengbu                   7,989,280       3/1/01             7,989,280       Rule 52
------
China Cinda Assets Management Company,
6.21%, due 12/2007

PPIC                                         PPIC                    13,530,000       8/23/01           13,530,000       Rule 52
----
International Finance Corporation, 2.88%,
due 3/2011

HPI                                          HPI                      5,630,000       2/28/01            5,630,000       Rule 52
---                                          ---
City of Kenosha Bonds,                       Kenosha Windsong
1.8%, due 2/2036

HPI                                          HPI                        248,600       1/8/01               248,600       Rule 52
---                                          ---
Peoples State Bank,                          Prairie du Chien -
7.95%, due 1/2002                            Liberty Place

HPI                                          HPI                        580,000       8/30/01              580,000       Rule 52
---                                          ---
DMB Bank, 8%, due 8/2006                     DeNevue Cr

HPI                                          HPI                      1,200,536      12/31/01            1,200,536       Rule 52
---                                          ---
First Union National Bank,                   Waupan Landings
8.35%, due 8/2016


                                                                    Principal
                                                                    Amount or
                                                Name of              Stated
                                                Company              Value                             Proceeds
              Name of Issuer                    Issuing          ---------------                       Before
                    and                        or Selling            Issued           Date of          Issuance        Commission
              Title of Issue                   Securities           and Sold        Transaction        Expenses       Authorization
-------------------------------------------- ------------------- ---------------  ----------------  --------------- ----------------
HPI                                          HPI                        242,623      12/31/01              242,623       Rule 52
---                                          ---
State Funds, 7.1%, due 4/2026                Waupan Landings

HPI                                          HPI                      1,211,750       1/31/01            1,211,750       Rule 52
---                                          ---
First Union National Bank,                   Wisconsin Rapids
8%, due 10/2008                              Timber Trails

HPI                                          HPI                      1,020,584       1/1/01             1,020,584       Rule 52
---                                          ---
USDA, 1%, due 11/2030                        Richland Center, WI
                                             Project

HPI                                          HPI                        240,000       7/1/01               240,000       Rule 52
---                                          ---
WHEDA, 4.75%, due 7/2021                     Montello

HPI                                          HPI                        120,000       1/1/01               120,000       Rule 52
---                                          ---
2 transactions under $100,000,               Richland Center, WI
0% to 3%, due 10/2025 to 7/2028              Project

Pickerel Park                                Pickerel Park              164,000      12/19/01              164,000       Rule 52
-------------
Wells Fargo, 7.43%, due 12/2016

Pickerel Park                                Pickerel Park              188,485      12/31/01              188,485       Rule 52
-------------
GMHF, 1%, due 12/2031

Pickerel Park                                Pickerel Park              505,000      12/31/01              505,000       Rule 52
-------------
Port Authority, 1%, due 12/2031

Pickerel Park                                Pickerel Park                5,000      12/31/01                5,000       Rule 52
-------------
Greater Jobs, 1%, due 12/2031

Countryside                                  Countryside                295,000      12/17/01              295,000       Rule 52
-----------
Wells Fargo, 7.43%, due 12/2016

Countryside                                  Countryside                597,526       8/31/01              597,526       Rule 52
-----------
Iowa Home, 1%, due 2/2021

Countryside                                  Countryside                265,000      12/17/01              265,000       Rule 52
-----------
Wells Fargo, 7.43%, due 1/2002

Knoxville                                    Knoxville                  349,579       8/1/01               349,579       Rule 52
---------
USDA, 6.88%, due 8/2031

Knoxville                                    Knoxville                  598,750       8/1/01               598,750       Rule 52
---------
Iowa Home, 1%, due 2/2021

Maquoketa                                    Maquoketa                  599,170       4/20/01              599,170       Rule 52
---------
Iowa Home, 1%, due 2/2021

                                                                    Principal
                                                                    Amount or
                                                Name of              Stated
                                                Company              Value                             Proceeds
              Name of Issuer                    Issuing          ---------------                       Before
                    and                        or Selling            Issued           Date of          Issuance        Commission
              Title of Issue                   Securities           and Sold        Transaction        Expenses       Authorization
-------------------------------------------- ------------------- ---------------  ----------------  --------------- ----------------
Maquoketa                                    Maquoketa                  250,000       4/20/01              250,000       Rule 52
---------
USDA, 6.88%, due 4/2031

Meadow Wood                                  Meadow Wood                278,000       2/2/01               278,000       Rule 52
-----------
Wells Fargo, 7.43%, due 2/2016

Meadow Wood                                  Meadow Wood                476,171       2/2/01               476,171       Rule 52
-----------
Iowa Home, 1%, due 2/2021


ITEM 3. ISSUE, SALE, PLEDGE, GUARANTEE OR ASSUMPTION OF SYSTEM SECURITIES (Continued)

The following items are recurring transactions of system companies:

                                                                                                           Effective
       Name of Issuer               Name of Company            Total                           Date of      Average
            And                   Issuing or Selling         Balance At        Highest         Highest     Interest
       Title of Issue                 Securities              Year End         Balance         Balance       Rate
-----------------------------  -------------------------- ----------------- ---------------   ----------   ----------
Alliant Energy                 Alliant Energy               $68,389,000       $300,185,000       1/5/01        4.56%
Commercial Paper

Resources                      Resources                    383,610,000        606,610,000      11/13/01       4.19%
Commercial Paper


The following items are financial guarantees and commitments of system companies:

   At December 31, 2001, HPI had extended commitments to provide $3,284,000 in financing to developers which were secured by affordable housing properties. HPI anticipates other lenders will ultimately finance these properties. The highest amount outstanding during 2001 was $3,889,000 and no consideration was received by HPI other than the purpose of the commitments described above.

ITEM 4.  ACQUISITION, REDEMPTION OR RETIREMENT OF SYSTEM SECURITIES

                                                                                                      Extinguished
                                                                    Principal                          (E) or Held     Commission
                                        Name of Company              Amount                            for Further    Authorization
      Name of Issuer                     Redeeming or             Redeemed or                         Disposition         or
    and Title of Issue                Retiring Securities           Retired         Consideration         (D)          Exemption
----------------------------------   --------------------------   --------------   ------------------  ------------  --------------
IESU                                 IESU                           $60,000,000     $60,000,000            E            Rule 42
----
8.625% First Mortgage Bond -
  Series Y, due 5/2001

IESU                                 IESU                            21,000,000      21,000,000            E            Rule 42
----
9.125% First Mortgage Bond,
  due 7/2001

IESU                                 IESU                             2,550,000       2,550,000            D            Rule 42
----
7.25% First Mortgage Bond,
  due 9/2007

IESU                                 IESU                               560,000         560,000            D            Rule 42
----
5.75% Pollution Control Bond,
  due 6/2001

IPC                                  IPC                              5,000,000       5,000,000            D            Rule 42
---
8.625% First Mortgage Bond,
  due 9/2021

WP&L                                 WP&L                            27,000,000      27,000,000            E            Rule 42
----
9.3% First Mortgage Bond -
  1990 Series V, due 12/2025

WP&L                                 WP&L                            20,000,000      20,000,000            D            Rule 42
----
8.6% First Mortgage Bond -
  1992 Series W, due 3/2027

CRANDIC                              CRANDIC                            101,972         101,972            D            Rule 42
-------
State of Iowa, 3%, due 12/2010

CRANDIC                              CRANDIC                             32,878          32,878            D            Rule 42
-------
State of Iowa, 0%, due 12/2010

2060 Partnership, L.P.               2060 Partnership, L.P.           8,344,763       8,344,763            E            Rule 42
----------------------
Firstar, 3.9%, 7/2004

Sundance                             Sundance                             9,057           9,057            D            Rule 42
--------
HAF Loan, 1%, due 4/2014

Countryside                          Countryside                        713,345         713,345            E            Rule 42
-----------
Wells Fargo, 6.75%, due 12/2001

Fort Madison I                       Fort Madison I                     195,636         195,636            E            Rule 42
--------------
Burns & Burns, 1%, due 1/2001

Fort Madison I                       Fort Madison I                      12,696          12,696            D            Rule 42
--------------                       --------------
3 Transactions, 1% to 6.75%,         Various transactions less
  due 10/2009 to 7/2029                than $100,000

Fort Madison II                      Fort Madison II                        255             255            D            Rule 42
---------------
USDA, 6.75%, due 4/2030

                                                                                                      Extinguished
                                                                    Principal                          (E) or Held     Commission
                                        Name of Company              Amount                            for Further    Authorization
      Name of Issuer                     Redeeming or             Redeemed or                         Disposition         or
    and Title of Issue                Retiring Securities           Retired         Consideration         (D)          Exemption
----------------------------------   --------------------------   --------------   ------------------  ------------  --------------
Meadow Wood                          Meadow Wood                           1,050           1,050            D            Rule 42
-----------
Wells Fargo, 7.43%, due 2/2016

Meadow Wood                          Meadow Wood                       1,105,131       1,105,131            E            Rule 42
-----------
Wells Fargo, 9.5%, due 2/2001

Wagon Wheel                          Wagon Wheel                         197,778         197,778            E            Rule 42
-----------
Burns & Burns, 1%, due 1/2001

Wagon Wheel                          Wagon Wheel                           7,127           7,127            D            Rule 42
-----------                          -----------
3 Transactions, 1% to 9.25%,         Various transactions less
  due 2/2014 to 3/2019                 than $100,000

HPI                                  HPI
---                                  ---
Home S&L, 6%, due 11/2006            The Falconer                        111,267         111,267            E            Rule 42

HPI                                  HPI
---                                  ---
YWCA of Madison, Inc., 7.91%,        YWCA Limited Partnership            475,000         475,000            E            Rule 42
  due 12/2004                          and Joint Venture

HPI                                  HPI
---                                  ---
YWCA of Madison, Inc., 8.81%,        YWCA Limited Partnership            400,000         400,000            E            Rule 42
  due 8/2003                           and Joint Venture

HPI                                  HPI
---                                  ---
Wisconsin Partnership for            YWCA Limited Partnership            323,026         323,026            E            Rule 42
  Housing Development, 0%,             and Joint Venture
  due 2/2018

HPI                                  HPI
---                                  ---
FHLB Grant, 0%, due 12/2008          YWCA Limited Partnership            125,512         125,512            E            Rule 42
                                       and Joint Venture

HPI                                  HPI
---                                  ---
City of Madison, 8.2%,               YWCA Limited Partnership            379,100         379,100            E            Rule 42
  due 9/2009                           and Joint Venture

HPI                                  HPI
---                                  ---
City of Madison, 0%,                 YWCA Limited Partnership            102,849         102,849            E            Rule 42
  due 1/2005                           and Joint Venture

HPI                                  HPI
---                                  ---
Peoples State Bank, 7.95%,           Prairie du Chien - Liberty          249,647         249,647            E            Rule 42
  due 1/2001                           Place

HPI                                  HPI
---                                  ---
66 transactions, 0% to 10.75%,       Various transactions less           978,903         978,903          D & E          Rule 42
  due 12/2001 to 4/2045                than $100,000


ITEM 5. INVESTMENTS IN SECURITIES OF NONSYSTEM COMPANIES AS OF DECEMBER 31, 2001

1.

                      Aggregate Amount of
                     Investments in Persons      Number
                    (Entities) Operating in        of
    Name of          Retail Service Area of      Persons                     Description of
    Company           Owner (in thousands)      (Entities)                 Persons (Entities)
-----------------  --------------------------- ------------- --------------------------------------------------------------------
Dane County                     50                   1       Invests in and provides financial assistance to commercially
Development                                                  reasonable business ventures in Dane County, and benefits the
Company Inc.                                                 community by creating new jobs, providing goods or services, undertaking improvements in lower income areas and meeting any other community credit needs.

Investments                     18                   4       Economic development joint venture with interests in four start-up companies.


2. Securities not included in Item 5, No. 1:

                                                                                                                         Owner's
                                                                       Number       % of                                Book Value
  Name of              Name of                     Description           of         Voting         Nature of               (in
  Company              Issuer                      of Security         Shares       Power          Business              thousands)
-----------------  --------------------------  -------------------  ------------  ----------  ----------------------  --------------
Resources,         McLeodUSA Inc.                $0.01 Class A       56,051,576       9%        Telecommunications          Filed
Investments,                                      Common Stock                                  company.                 Chapter 11
HPI, LNT                                                                                                                 bankruptcy
                                                                                                                         on 1/31/02

Resources          Capstone Turbine              $0.001 Common        1,464,286       2%        Producer of                $237,454
                   Corporation                       Stock                                      micro-turbine
                                                                                                systems.

Resources          American Superconductor     $0.01 Common Stock       42,600      Less        Develops and                199,779
                   Corporation                                                     than 1%      manufactures
                                                                                                products using
                                                                                                superconducting
                                                                                                materials and power
                                                                                                electronic
                                                                                                converters for
                                                                                                electric power
                                                                                                applications.

Resources          Proton Energy Systems,      $0.01 Common Stock       86,500      Less        Develops and                176,027
                   Inc.                                                            than 1%      manufactures proton
                                                                                                exchange membrane
                                                                                                electro-chemical
                                                                                                products.

Resources          AstroPower, Inc.            $0.01 Common Stock       13,600      Less        Develops and                146,660
                                                                                   than 1%      manufactures solar
                                                                                                electric power
                                                                                                generation products.

Cataguazes         Cataguazes Servicos           $1 Brazil Real          8,160        9%        Air inspection               75,215
                   Aeros e de Prospeccao         Common Stock                                   services.
                   S/A

                                                                                                                         Owner's
                                                                       Number       % of                                Book Value
  Name of              Name of                     Description           of         Voting         Nature of               (in
  Company              Issuer                      of Security         Shares       Power          Business              thousands)
-----------------  --------------------------  -------------------  ------------  ----------  ----------------------  --------------
Resources          Nth Power Technologies             (*)                 (*)        8%         Capital fund                 45,882
                   Fund II, LP                                                                  specializing in
                                                                                                emerging
                                                                                                energy-technology
                                                                                                companies.

Resources          Enermetrix, Inc.               $0.01 Series D      1,000,000      4%         Internet-based               17,802
                                                  Preferred Stock                               energy-procurement
                                                                                                retailer for
                                                                                                commercial and
                                                                                                industrial customers.

Whiting            Delta Petroleum              $0.01 Common Stock      390,000      3%         Engaged in the               16,808
                   Corporation                                                                  acquisition,
                                                                                                exploration,
                                                                                                development and
                                                                                                production of oil
                                                                                                and gas properties.

New Zealand        United Networks Ltd.            $0.50 Ordinary        1,000      Less        Utility business.                 4
                                                       Shares                      than 1%

New Zealand        Natural Gas Corporation         $0.01 Ordinary        1,800      Less        Utility business.                 2
                   Holdings Ltd.                       Shares                      than 1%

New Zealand        Horizon Energy                  $1.00 Ordinary         250       Less        Utility business.                 1
                   Distribution                        Shares                      than 1%


(*) Noncorporate subsidiary (limited partnership)

ITEM 6.  OFFICERS AND DIRECTORS AS OF DECEMBER 31, 2001

Part I. Name, Principal Business Address and Positions Held as of December 31, 2001


Name (Address)*                 Position Held           Name (Address)*                  Position Held
---------------------------------------------------    -------------------------------------------------
Alliant Energy Corporation
--------------------------
Erroll B. Davis, Jr. (a)        Officer, Director       Eric D. Mott (a)                 Officer
William D. Harvey (a)           Officer                 Alan B. Arends (j)               Director
James E. Hoffman (b)            Officer                 Jack B. Evans (b)                Director
Eliot G. Protsch (b)            Officer                 Joyce L. Hanes (k)               Director
Barbara J. Swan (a)             Officer                 Lee Liu (b)                      Director
Thomas M. Walker (a)            Officer                 Katharine C. Lyall (a)           Director
Pamela J. Wegner (a)            Officer                 Singleton B. McAllister (hhh)    Director
Edward M. Gleason (a)           Officer                 David A. Perdue (ggg)            Director
John E. Kratchmer (a)           Officer                 Judith D. Pyle (a)               Director
Joan M. Thompson (b)            Officer                 Robert W. Schlutz (o)            Director
Linda J. Wentzel (a)            Officer                 Wayne H. Stoppelmoor (h)         Director
Enrique Bacalao (a)             Officer                 Anthony R. Weiler (p)            Director

IES Utilities Inc.
------------------
Erroll B. Davis, Jr. (a)        Officer, Director       Steven F. Price (a)              Officer
Eliot G. Protsch (b)            Officer                 Daniel L. Siegfried (b)          Officer
William D. Harvey (a)           Officer                 Alan B. Arends (j)               Director
Barbara J. Swan (a)             Officer                 Jack B. Evans (b)                Director
Thomas M. Walker (a)            Officer                 Joyce L. Hanes (k)               Director
Pamela J. Wegner (a)            Officer                 Lee Liu (b)                      Director
John E. Kratchmer (a)           Officer                 Katharine C. Lyall (a)           Director
Edward M. Gleason (a)           Officer                 Singleton B. McAllister (hhh)    Director
Dundeana K. Langer (b)          Officer                 David A. Perdue (ggg)            Director
Daniel L. Mineck  (b)           Officer                 Judith D. Pyle (a)               Director
Kim K. Zuhlke (a)               Officer                 Robert W. Schlutz (o)            Director
Linda J. Wentzel (a)            Officer                 Wayne H. Stoppelmoor (h)         Director
Enrique Bacalao (a)             Officer                 Anthony R. Weiler (p)            Director

Wisconsin Power and Light Company
---------------------------------
Erroll B. Davis, Jr. (a)        Officer, Director       Steven F. Price (a)              Officer
William D. Harvey (a)           Officer                 Alan B. Arends (j)               Director
Eliot G. Protsch (b)            Officer                 Jack B. Evans (b)                Director
Barbara J. Swan (a)             Officer                 Joyce L. Hanes (k)               Director
Thomas M. Walker (a)            Officer                 Lee Liu (b)                      Director
Pamela J. Wegner (a)            Officer                 Katharine C. Lyall (a)           Director
Edward M. Gleason (a)           Officer                 Singleton B. McAllister (hhh)    Director
Dundeana K. Langer (b)          Officer                 David A. Perdue (ggg)            Director
Daniel L. Mineck  (b)           Officer                 Judith D. Pyle (a)               Director
Kim K. Zuhlke (a)               Officer                 Robert W. Schlutz (o)            Director
John E. Kratchmer (a)           Officer                 Wayne H. Stoppelmoor (h)         Director
Linda J. Wentzel (a)            Officer                 Anthony R. Weiler (p)            Director
Enrique Bacalao (a)             Officer

South Beloit Water, Gas & Electric Company
------------------------------------------
William D. Harvey (a)           Officer, Director       Steven F. Price (a)              Officer
Edward M. Gleason (a)           Officer                 Thomas L. Adelman (ss)           Director
John E. Kratchmer (a)           Officer                 Kim K. Zuhlke (a)                Director
Linda J. Wentzel (a)            Officer

Wisconsin River Power Company
-----------------------------
Thomas G. Scharff (cc)          Officer, Director       Donna G. Stephens (cc)           Officer
Richard L. Hilliker (cc)        Officer, Director       Michael R. Schreier (cc)         Officer
Thomas P. Meinz (bb)            Officer, Director       Carl H. Wartman (cc)             Officer
Tom L. Hanson (a)               Officer, Director       Ralph G. Baeten (bb)             Director
Reginald D. Fanning (cc)        Officer                 Joseph E. Shefchek (a)           Director

Lakes Development Corporation
-----------------------------
Thomas P. Meinz (bb)            Officer, Director       Dennis J. Maki (bb)              Officer
Tom L. Hanson (a)               Officer                 Ralph G. Baeten (bb)             Officer

Wisconsin Valley Improvement Company
------------------------------------
Robert Gall (x)                 Officer, Director       Richard L. Hilliker (cc)         Director
Thomas P. Meinz (bb)            Officer, Director       Neil Krebsbach (a)               Director
Sam Morgan (x)                  Officer                 Daniel Olvey (x)                 Director
Donald Bradford (x)             Officer                 Thomas G. Scharff (cc)           Director
Phil Valitchka (x)              Officer                 Kenneth Schulz (x)               Director
Robert Birkhauser (x)           Director                Michael Thieler (x)              Director

ATC Management Inc.
-------------------
Jose Delgado (yy)               Officer, Director       Anthony S. Earl (yy)             Director
Daniel A. Doyle (yy)            Officer                 David Porter (yy)                Director
Harry Terhume (yy)              Officer                 Eliot G. Protsch (b)             Director
Dale Landgren (yy)              Officer                 Roy Thilly (yy)                  Director
Walter Woelfle (yy)             Officer                 Patrick D. Schrickel (yy)        Director
Agustin Ramirez (yy)            Director                William C. Verrette (yy)         Director
Mark C. Williamson (yy)         Director                Stephen J. Yanisch (yy)          Director

Interstate Power Company
------------------------
Erroll B. Davis, Jr. (a)        Officer, Director       Steven F. Price (a)              Officer
William D. Harvey (a)           Officer                 Kent M. Ragsdale (b)             Officer
Eliot G. Protsch (b)            Officer                 Alan B. Arends (j)               Director
Barbara J. Swan (a)             Officer                 Jack B. Evans (b)                Director
Thomas M. Walker (a)            Officer                 Joyce L. Hanes (k)               Director
Pamela J. Wegner (a)            Officer                 Lee Liu (b)                      Director
John E. Kratchmer (a)           Officer                 Katharine C. Lyall (a)           Director
Edward M. Gleason (a)           Officer                 Singleton B. McAllister (hhh)    Director
Dundeana K. Langer (b)          Officer                 David A. Perdue (ggg)            Director
Daniel L. Mineck  (b)           Officer                 Judith D. Pyle (a)               Director
Kim K. Zuhlke (a)               Officer                 Robert W. Schlutz (o)            Director
Linda J. Wentzel (a)            Officer                 Wayne H. Stoppelmoor (h)         Director
Enrique Bacalao (a)             Officer                 Anthony R. Weiler (p)            Director

Alliant Energy Corporate Services, Inc.
---------------------------------------
Erroll B. Davis, Jr. (a)        Officer, Director       Dundeana K. Langer (b)           Officer
Pamela J. Wegner (a)            Officer, Director       Daniel L. Mineck  (b)            Officer
William D. Harvey (a)           Officer, Director       Kim K. Zuhlke (a)                Officer
James E. Hoffman (b)            Officer, Director       John E. Kratchmer (a)            Officer
Eliot G. Protsch (b)            Officer, Director       Linda J. Wentzel (a)             Officer
Barbara J. Swan (a)             Officer, Director       Enrique Bacalao (a)              Officer
Thomas M. Walker (a)            Officer, Director       Kent M. Ragsdale (b)             Officer
Edward M. Gleason (a)           Officer                 Steven F. Price (a)              Officer


Nuclear Management Company, LLC
-------------------------------
Michael Sellman (tt)            Officer, Director       Thomas Palmisano (tt)            Officer
Dean Ekstrom (tt)               Officer                 Jonathan Rogoff (tt)             Officer
Michael Wadley (tt)             Officer                 Charles Schrock (tt)             Officer
William Hill (tt)               Officer                 Richard A. Abdoo (c)             Director
David Wilson (tt)               Officer                 William D. Harvey (a)            Director
Benjamin Ewers (tt)             Officer                 David Joos (tt)                  Director
John Paul Cowan (ww)            Officer                 Larry L. Weyers (bb)             Director
Donald Gillispie (tt)           Officer                 David Wilks (tt)                 Director

Cargill-Alliant, LLC
--------------------
Gary W. Jarrett (ee)            Officer, Director       William D. Harvey (a)            Director
David L. Gabriel (ee)           Officer                 James E. Hoffman (b)             Director
Gaston Garrido, III (ee)        Officer                 Eliot G. Protsch (b)             Director
Richard B. Davenport (ee)       Officer                 Ronald L. Christenson (dd)       Director
Bret S. Jones (ee)              Officer                 James T. Thompson (dd)           Director
Jean-Francois Muse (ee)         Officer                 David T. Raisbeck (dd)           Director
Jeanne Y. Smith (dd)            Officer                 Thomas M. Walker (a)             Director

Alliant Energy Resources, Inc.
------------------------------
Erroll B. Davis, Jr. (a)        Officer, Director       Michael P. Maley (ppp)             Officer
James E. Hoffman (b)            Officer                 Daniel L. Siegfried (b)            Officer
Thomas L. Aller (b)             Officer                 Alan B. Arends (j)                 Director
Charles Castine (b)             Officer                 Jack B. Evans (b)                  Director
John K. Peterson (b)            Officer                 Joyce L. Hanes (k)                 Director
Thomas M. Walker (a)            Officer                 Lee Liu (b)                        Director
Edward M. Gleason (a)           Officer                 Katharine C. Lyall (a)             Director
William D. Harvey (a)           Officer                 Singleton B. McAllister (hhh)      Director
Eliot G. Protsch (b)            Officer                 David A. Perdue (ggg)              Director
John E. Kratchmer (a)           Officer                 Judith D. Pyle (a)                 Director
Linda J. Wentzel (a)            Officer                 Robert W. Schlutz (o)              Director
Enrique Bacalao (a)             Officer                 Wayne H. Stoppelmoor (h)           Director
Steven F. Price (a)             Officer                 Anthony R. Weiler (p)              Director

SmartEnergy, Inc.
-----------------
Frank Greb (a)                  Officer, Director       Deborah Jackson (kkk)              Officer
Anna Blumkin (kkk)              Officer                 James E. Hoffman (b)               Director
David Frank (kkk)               Officer                 Stan Van Aartsen (b)               Director

SmartEnergy Ventures, Inc.
--------------------------
David Frank (kkk)               Officer, Director       Frank Greb (a)                     Director
Anna Blumkin (kkk)              Officer                 Stan Van Aartsen (b)               Director

Alliant Energy Generation, Inc.
-------------------------------
Michael P. Maley (ppp)          Officer                 James E. Hoffman (b)               Director
Edward M. Gleason (a)           Officer                 Thomas M. Walker (a)               Director
William D. Harvey (a)           Director

AER Holding Company
-------------------
Edward M. Gleason (a)           Officer, Director       Thomas M. Walker (a)               Officer, Director
James E. Hoffman (b)            Officer, Director       Richard F. Klumpp (ooo)            Officer

Henwood Energy Services, Inc.
-----------------------------
Mark I. Henwood (kk)            Officer, Director       Derek Porter (kk)                  Officer
David R. Branchcomb (kk)        Officer, Director       Nancy Fallat (kk)                  Officer
Tom O'Meara (kk)                Officer                 Thomas L. Aller (b)                Director
Eric V. Toolson (kk)            Director                Dr. Ronald McMahan (kk)            Director

Alliant Energy Genco do Brasil Ltda.
------------------------------------
Rodolpho de Oliveira Franco Protasio (aa)       Delegate-Manager

Escosul Ltda.
-------------
Rodolpho de Oliveira Franco Protasio (aa)       Delegate-Manager

Rofpemz Brasil Holdings Ltda.
-----------------------------
Eduardo Migliora Zobaran (aa)                   Managing Partner

Capital Square Financial Corporation
------------------------------------
Ruth A. Domack (a)              Officer, Director       Thomas L. Aller (b)                Director
John W. Stoneman (a)            Officer                 Edward M. Gleason (a)              Director
Henry D. Wertheimer (a)         Officer                 James E. Hoffman (b)               Director
E. Dean Baumgardner (a)         Officer

Alliant Energy do Brasil Ltda.
------------------------------
Jeanete Herzberg (aa)              Officer                John K. Peterson (b)             AB **
Rafael Claudio Herzberg (aa)       Officer                Thomas M. Walker (a)             AB **

Alliant Energy Holdings do Brasil Ltda.
---------------------------------------
Rodolpho Protasio (aa)             Officer

Whiting Petroleum Corporation
-----------------------------
D. Sherwin Artus (q)               Officer                Edward M. Gleason (a)            Officer
John R. Hazlett (q)                Officer                Michael J. Stevens (q)           Officer
Patricia J. Miller (q)             Officer                James J. Volker (q)              Officer
Etta F. Daniels (q)                Officer                Thomas L. Aller (b)              Director
Christy M. Evendon (q)             Officer                James E. Hoffman (b)             Director
James T. Brown (q)                 Officer                J. B. Ladd (q)                   Director
Mark R. Williams (q)               Officer                Thomas M. Walker (a)             Director
James R. Casperson (q)             Officer                Kenneth R. Whiting (q)           Director

Whiting Programs, Inc.
----------------------
D. Sherwin Artus (q)               Officer, Director      James R. Casperson (q)           Officer
John R. Hazlett (q)                Officer                James J. Volker (q)              Officer
James T. Brown (q)                 Officer                Patricia J. Miller (q)           Officer
Mark R. Williams (q)               Officer                Christy M. Evenden (q)           Officer

Whiting-Golden Gas Production Company
-------------------------------------
D. Sherwin Artus (q)               Officer, Director      James J. Volker (q)              Officer
James R. Casperson (q)             Officer, Director      Patricia J. Miller (q)           Officer
James T. Brown (q)                 Officer                Christy M. Evenden (q)           Officer
Mark R. Williams (q)               Officer                Michael J. Stevens (q)           Officer

WOK Acquisition Company
-----------------------
D. Sherwin Artus (q)               Officer, Director      James J. Volker (q)              Officer
James R. Casperson (q)             Officer, Director      Patricia J. Miller (q)           Officer
John R. Hazlett (q)                Officer, Director      Christy M. Evenden (q)           Officer
James T. Brown (q)                 Officer                Michael J. Stevens (q)           Officer
Mark R. Williams (q)               Officer

Alliant Energy Integrated Services Company
------------------------------------------
James E. Hoffman (b)               Officer, Director      Edward M. Gleason (a)            Officer
Charles Castine (b)                Officer, Director      Thomas L. Aller (b)              Director
Daniel L. Siegfried (b)            Officer

Industrial Energy Applications, Inc.
------------------------------------
Erroll B. Davis, Jr. (a)           Director               Edward M. Gleason (a)            Officer
James E. Hoffman (b)               Officer, Director      Daniel L. Siegfried (b)          Officer
Charles Castine (b)                Officer

BFC Gas Company LLC
-------------------
Charles Castine (b)                Officer

Energys, Inc.
-------------
Erroll B. Davis, Jr. (a)           Director               Edward M. Gleason (a)        Officer
James E. Hoffman (b)               Director               Daniel L. Siegfried (b)      Officer
Charles Castine (b)                Officer                Jon C. Bancks (b)            Officer
Jeffrey D. Schmidlen (nnn)         Officer                Linda J. Wentzel (a)         Officer

RMT, Inc.
---------
Erroll B. Davis, Jr. (a)        Director                Robert J. Vetter (a)           Officer
Stephen D. Johannsen (a)        Officer                 Richard J. Sawinski (f)        Officer
Ted Juszczyk (a)                Officer                 William A. Dickrell (a)        Officer
Katharine E. Martin (a)         Officer                 Ruth J. Muelker (g)            Officer
James C. Myers (g)              Officer                 Edward M. Gleason (a)          Officer
Samuel Nott (g)                 Officer                 Jack E. Seeds (a)              Officer
Jitendra T. Radia (w)           Officer                 James E. Hoffman (b)           Director
Joel E. Roberts (a)             Officer                 Thomas A. Allen (a)            Officer
Stephen L. Streblow (f)         Officer

Residuals Management Technology, Inc., Ohio
-------------------------------------------
Jitendra T. Radia (w)           Officer, Director       Ruth J. Muelker (g)            Officer
Kathleen S. Shell (w)           Officer, Director       Katharine E. Martin (a)        Director
Ted Juszczyk (a)                Officer                 Daniel E. Oman (r)             Director

RMT North Carolina, Inc.
------------------------
William A. Dickrell (a)         Officer, Director       Ruth J. Muelker (g)            Officer
Richard J. Sawinski (f)         Officer                 Stephen D. Johannsen (a)       Director
Michael Parker (f)              Officer                 Ted Juszczyk (a)               Director

RMT, Inc., Michigan
-------------------
Daniel E. Oman (r)              Officer, Director       Douglas R. Genthe (r)          Officer
Katharine E. Martin (a)         Officer, Director       Robert J. Vetter (a)           Director

RMT International, Inc.
-----------------------
Samuel Nott (g)                 Officer, Director       William A. Dickrell (a)        Officer, Director
Stephen D. Johannsen (a)        Officer, Director       Ruth J. Muelker (g)            Officer

Heartland Energy Group, Inc.
----------------------------
Erroll B. Davis, Jr. (a)        Director                Charles Castine (b)            Officer
James E. Hoffman (b)            Officer, Director       Daniel L. Siegfried (b)        Officer
Edward M. Gleason (a)           Officer

Industrial Energy Applications Delaware, Inc.
---------------------------------------------
Erroll B. Davis, Jr. (a)        Director                Edward M. Gleason (a)          Officer
James E. Hoffman (b)            Officer, Director       Daniel L. Siegfried (b)        Officer
Charles Castine (b)             Officer

Schedin & Associates, Inc.
--------------------------
Larry L. Schedin (t)            Officer, Director       Mary Fritsch (a)               Officer, Director
John Steinhoff (a)              Officer, Director       Loretta Razny (b)              Officer, Director

SVBK Consulting Group, Inc.
---------------------------
Sheree L. Brown (iii)           Officer, Director       Loretta Razny (b)              Officer, Director
Mary Fritsch (a)                Officer, Director       John Steinhoff (a)             Officer, Director

Energy Performance Services, Inc.
---------------------------------
Charles Castine (b)             Officer, Director       Mark S. White (rr)             Officer
Edward M. Gleason (a)           Officer, Director       Mark S. Lonkevych (b)          Officer
Jon C. Bancks (b)               Officer, Director

Cogenex Corporation
-------------------
Charles Castine (b)             Officer, Director       Jon C. Bancks (b)                Officer, Director
Edward M. Gleason (a)           Officer, Director       Marc J. Aronson (xx)             Officer
Edward T. Liston (xx)           Officer, Director       Mark S. White (xx)               Officer

Energy Holdings Corporation
---------------------------
Charles Castine (b)             Officer, Director       Marc Aronson (xx)                Officer
Jon C. Bancks (b)               Officer, Director       Edward T. Liston (xx)            Officer
Edward M. Gleason (a)           Officer, Director       Mark S. White (xx)               Officer

Cogenex West Corporation
------------------------
Charles Castine (b)             Officer, Director       Edward T. Liston (xx)            Officer
Jon C. Bancks (b)               Officer, Director       Mark S. White (xx)               Officer
Edward M. Gleason (a)           Officer, Director       Marc J. Aronson (xx)             Officer

EUA Cogenex-Canada Inc.
-----------------------
Edward T. Liston (xx)           Officer, Director       Mark S. White (xx)               Officer
Edward M. Gleason (a)           Officer                 Richard Bower (xx)               Director
Jon C. Bancks (b)               Officer                 Kenneth W. Movat (xx)            Director
Charles Castine (b)             Officer

EUA Cogenex-Canada Energy Services, Inc.
----------------------------------------
Edward T. Liston (xx)           Officer, Director       Mark S. White (xx)               Officer
Edward M. Gleason (a)           Officer                 Richard Bower (xx)               Director
Jon C. Bancks (b)               Officer                 Kenneth W. Movat (xx)            Director
Charles Castine (b)             Officer

Northeast Energy Management, Inc.
---------------------------------
Jon C. Bancks (b)               Officer, Director       Edward T. Liston (xx)           Officer
Charles Castine (b)             Officer, Director       Mark S. White (xx)              Officer
Edward M. Gleason (a)           Officer, Director       Marc J. Aronson (xx)            Officer

Alliant Energy Transportation, Inc.
-----------------------------------
Erroll B. Davis, Jr. (a)        Director                Paul H. Treangen (b)            Officer
Thomas L. Aller (b)             Officer, Director       Daniel L. Siegfried (b)         Officer
Edward M. Gleason (a)           Officer                 James E. Hoffman (b)            Director

IEI Barge Services, Inc.
------------------------
Thomas L. Aller (b)             Officer, Director       Daniel L. Siegfried (b)         Officer
Paul H. Treangen (b)            Officer, Director       Edward M. Gleason (a)           Officer

Transfer Services, Inc.
-----------------------
Thomas L. Aller (b)             Officer, Director       Daniel L. Siegfried (b)         Officer
Paul H. Treangen (b)            Officer, Director       James E. Hoffman (b)            Director
Edward M. Gleason (a)           Officer

Williams Bulk Transfer Inc.
---------------------------
Thomas L. Aller (b)             Officer, Director       James E. Hoffman (b)            Officer
Paul H. Treangen (b)            Officer, Director       Edward M. Gleason (a)           Officer

Cedar Rapids and Iowa City Railway Company
------------------------------------------
Thomas L. Aller (b)             Officer, Director       Daniel L. Siegfried (b)        Officer
Paul H. Treangen (b)            Officer, Director       James E. Hoffman (b)           Director
Edward M. Gleason (a)           Officer

Heartland Rail Corporation
--------------------------
Donald C. Byers (y)             Officer, Director       Jon R. Roy (z)                 Director
T. Scott Bannister (m)          Officer                 Marc A. Sanner (z)             Director
William H. Camp (z)             Director

Alliant Energy Investments, Inc.
--------------------------------
Erroll B. Davis, Jr. (a)        Director                Edward M. Gleason (a)          Officer
James E. Hoffman (b)            Officer, Director       Daniel L. Siegfried (b)        Officer
Thomas L. Aller (b)             Officer, Director       Linda J. Wentzel (a)           Officer

AEI Holding Company
-------------------
Thomas L. Aller (b)             Officer, Director       James E. Hoffman (b)           Officer, Director
Edward M. Gleason (a)           Officer, Director       Richard F. Klumpp (ooo)        Officer

Iowa Land and Building Company
------------------------------
Erroll B. Davis, Jr. (a)        Director                Edward M. Gleason (a)          Officer
James E. Hoffman (b)            Officer, Director       Daniel L. Siegfried (b)        Officer
Thomas L. Aller (b)             Officer, Director

2001 Development Corporation
----------------------------
Thomas M. Collins (u)           Officer, Director       Susan Mayer (l)                Officer, Director
Ted Schwartz (v)                Officer, Director       Scott McIntyre, Jr. (b)        Officer, Director
Joe Hladky (b)                  Officer, Director       Clark E. McLeod (b)            Officer, Director
James E. Hoffman (b)            Officer, Director       Thomas L. Aller (b)            Officer

Heartland Energy Services, Inc.
-------------------------------
Erroll B. Davis, Jr. (a)        Director                Thomas L. Aller (b)            Officer
James E. Hoffman (b)            Officer, Director       Edward M. Gleason (a)          Officer
Charles Castine (b)             Officer                 Daniel L. Siegfried (b)        Officer

Heartland Properties, Inc.
--------------------------
Ruth A. Domack (a)              Officer, Director       Thomas L. Aller (b)            Director
E. Dean Baumgardner (a)         Officer                 Edward M. Gleason (a)          Director
Henry D. Wertheimer (a)         Officer                 James E. Hoffman (b)           Director
John W. Stoneman (a)            Officer

Alliant Energy International, Inc.
----------------------------------
Erroll B. Davis, Jr. (a)        Director                Edward M. Gleason (a)          Officer
James E. Hoffman (b)            Officer, Director       Daniel L. Siegfried (b)        Officer
John K. Peterson (b)            Officer                 Steven F. Price (a)            Officer

Alliant Energy Finance Holdings Pty. Ltd.
-----------------------------------------
Tim H. Rourke (zz)              Director

Alliant Energy Finance (No. 1) Pty. Ltd.
----------------------------------------
Tim H. Rourke (zz)              Director

Alliant Energy Finance (No. 2) Pty. Ltd.
----------------------------------------
Tim H. Rourke (zz)              Director

Interstate Energy Corporation PTE Ltd.
--------------------------------------
John K. Peterson (b)            Officer, Director       Edward M. Gleason (a)          Officer
Joel J. Schmidt (b)             Officer                 Juliet Ang (jj)                Director
Tang Cheng Lin (jj)             Officer                 James E. Hoffman (b)           Director

Jiaxing JIES Power & Heat Co. Ltd.
----------------------------------
Ji Ronglin (ll)                 Officer, Director       Jingjun Huang (ll)             Director
Jinfeng Wang (ll)               Officer                 John K. Peterson (b)           Director
Jianguang Shen (ll)             Officer                 Joel J. Schmidt (b)            Director
Yoaming Xu (ll)                 Director                John E. Clarke (b)             Director

Tongxiang TIES Power & Heat Co. Ltd.
------------------------------------
Yiqiang Du (ll)                 Officer                 John E. Clarke (b)             Director
Keqiang Li (ll)                 Officer                 John K. Peterson (b)           Director
Xiao Kang Wang (ll)             Officer                 Joel J. Schmidt (b)            Director
Liyong Bai (ll)                 Director                Deliang Zhou (ll)              Director
Jiaquan Chen (ll)               Director

Anhui New Energy Heat & Power Co. Ltd.
--------------------------------------
Qiang Wang (aaa)                Officer, Director       Feng Zhang (aaa)               Officer
Kairong Zheng (aaa)             Officer, Director       James N. Choate (b)            Director
Peicheng Cui (aaa)              Officer, Director       John E. Clarke (b)             Director
Fuying Wang (aaa)               Officer                 Renee Y. Otto (b)              Director
Zhengquan Gu (aaa)              Officer                 John K. Peterson (b)           Director
Peizhoug Shen (aaa)             Officer                 Joel J. Schmidt (b)            Director
Zhongxiu Wang (aaa)             Officer                 Lawrence W. Yu (aaa)           Director

Pbpart - SE 1 Ltda.
-------------------
Manoel Otoni Neiva (bbb)                    Officer, Director      Ivan Muller Botelho (bbb)               Director
Mauricio Perez Botelho (bbb)                Officer                Ricardo Perez Botelho (bbb)             Director
Jose Antonio da Silva Marques (bbb)         Officer                Claudio Jose Dias Sales (bbb)           Director
Felicia Leigh Bellows (b)                   Director

Pbpart - SE 2 Ltda.
-------------------
Manoel Otoni Neiva (bbb)                    Officer                Jose Antonio da Silva Marques (bbb)     Officer
Mauricio Perez Botelho (bbb)                Officer

Sociedade Anonima de Eletrificacao da Paraiba S.A.
--------------------------------------------------
Marcelo Silveira da Rocha  (bbb)            Director           Luiz de Moraes Guerra Filho (eee)           Officer
Mauricio Perez Botelho (bbb)                Officer            Marcilio Marques Moreira  (bbb)             Director
Ivan Muller Botelho (bbb)                   Director           Ricardo Perez Botelho (bbb)                 Director
Gabriel Alves Pereira Junior (eee)          Officer            Getulio Lamartine de Paula Fonseca (ccc)    Director
Marco Aurello Madureira de Silva (ccc)      Officer            Felicia Leigh Bellows (b)                   Director
Luiz Augusto Mendonca (bbb)                 Officer            Claudio Jose Dias Sales (bbb)               Director
Fernando Ricardo Pessoa Retes (ccc)         Officer            Omar Carneiro de Cunha Sobrinho (bbb)       Director

Usina Termeletrica de Juiz de Fora S.A.
---------------------------------------
Carlos Eduardo Trois de Miranda (bbb)       Officer, Director      Ivan Muller Botelho (bbb)               Director
Mauricio Perez Botelho (bbb)                Officer                Felicia Leigh Bellows (b)               Director
Manoel Otoni Neiva (bbb)                    Officer                Ricardo Perez Botelho (bbb)             Director

TermoSergipe S.A.
-----------------
Jose Antonio da Silva Marques (bbb)        Officer              Ivan Muller Botelho (bbb)                   Director
Marcelo Silveira da Rocha (bbb)            Director             Ricardo Perez Botelho (bbb)                 Director
Felicia Leigh Bellows (b)                  Director             Angelica Maria Rezende Guedes (bbb)         Officer
Rafael Mauro Comino (bbb)                  Director

Companhia Forca e Luz Cataguazes-Leopoldina S.A.
------------------------------------------------
Manoel Otoni Neiva (bbb)                   Officer              Ricardo Perez Botelho (bbb)                 Director
Jose Antonio da Silva Marques (bbb)        Officer              Thomas Gregg Cauchois (bbb)                 Director
Mauricio Perez Botelho (bbb)               Officer              Marcilio Marques Moreira (bbb)              Director
Paulo Afonso da Silva Pegado (bbb)         Officer              Claudio Jose Dias Sales (bbb)               Director
Felicia Leigh Bellows (b)                  Director             Omar Carneiro da Cunha Sobrinho (bbb)       Director
Ivan Muller Botelho (bbb)                  Director

Teleacabo S.A.
--------------
Marco Celio de Almeida (bbb)               Officer, Director      Luiz Otavio Cardoso de Azevedo (bbb)      Director
Guilherme Marconi Gil Santana (bbb)        Officer                Carlos Aurelio Martins Pimentel (bbb)     Director

Companhia de Eletricidade de Nova Friburgo S.A.
-----------------------------------------------
Manoel Otoni Neiva (bbb)                   Officer                Jose Antonio da Silva Marques (bbb)       Officer
Mauricio Perez Botelho (bbb)               Officer

MCL Cabo S.A.
-------------
Gioreli de Souza Filho (bbb)               Officer, Director      Luiz Otavio Cardoso de Azevedo (bbb)      Director
Guilherme Marconi Gil Santana (bbb)        Officer                Carlos Aurelio Martins Pimentel (bbb)     Director

Energisa Telecom Ltda.
----------------------
Mauricio Perez Botelho (bbb)               Officer                Manoel Otoni Neiva (bbb)                  Officer

Multipar S.A.
-------------
Manoel Otoni Neiva (bbb)                   Officer                Monica Perez Botelho (bbb)                Officer
Mauricio Perez Botelho (bbb)               Officer

Teleserv S.A.
-------------
Luiz Augusto Mendonca (bbb)                Officer, Director      Luiz Otavio Cardoso de Azevedo (bbb)      Director
Gisele Miranda Gomes (bbb)                 Officer                Carlos Aurelio Martins Pimentel (bbb)     Director

Multiagro Agropecuaria Com. e Ind. Ltda.
----------------------------------------
Jose Marcelo Goncalves Reis (bbb)          Officer

Catleo Energia S.A.
-------------------
Mauricio Perez Botelho (bbb)               Officer                Felicia Leigh Bellows (b)                 Director
Manoel Otoni Neiva (bbb)                   Officer                Ivan Muller Botelho (bbb)                 Director
Jose Antonio da Silva Marques (bbb)        Officer                Ricardo Perez Botelho (bbb)               Director

Energisa S.A.
-------------
Mauricio Perez Botelho (bbb)               Officer                Ricardo Perez Botelho (bbb)               Director
Manoel Otoni Neiva (bbb)                   Officer                Jose Antonio da Silva Marques (bbb)       Officer
Felicia Leigh Bellows (b)                  Director               Claudio Jose Dias Sales (bbb)             Director
Ivan Muller Botelho (bbb)                  Director               Omar Carneiro da Cunha Sobrinho (bbb)     Director

Empresa Energetica de Sergipe S.A.
----------------------------------
Antonio Jose Maciel Medina (fff)           Officer        Ivan Muller Botelho (bbb)                 Director
Eduardo Alves Montovani (fff)              Officer        Ricardo Perez Botelho (bbb)               Director
Paulo Afonso da Silva Pegado (fff)         Officer        Horacio Dantas de Goes Filho (fff)        Director
Mauricio Perez Botelho (bbb)               Officer        Marcilio Marques Moreira (bbb)            Director
Marcelo Silveira da Rocha (bbb)            Officer        Omar Carneiro da Cunha Sobrinho (bbb)     Director
Felicia Leigh Bellows (b)                  Director       Claudio Jose Dias Sales (bbb)             Director

Pbpart Ltda.
------------
Mauricio Perez Botelho (bbb)               Officer        Jose Antonio da Silva Marques (bbb)       Officer
Manoel Otoni Neiva (bbb)                   Officer

Companhia Energetica da Borborema S.A.
--------------------------------------
Marcelo Silveira da Rocha (bbb)           Director        Felicia Leigh Bellows (b)                 Director
Mauricio Perez Botelho (bbb)              Officer         Ivan Muller Botelho (bbb)                 Director
Luiz de Moraes Guerra Filho (eee)         Officer         Ricardo Perez Botelho (bbb)               Director
Gabriel Alves Pereira Junior (eee)        Officer         Jose Antonio da Silva Marques (bbb)       Director
Luiz Augusto Mendonca (bbb)               Officer         Claudio Jose Dias Sales (bbb)             Director
Fernando Ricardo Pessoa Retes (ccc)       Officer

Gipar S.A.
----------
Mauricio Perez Botelho (bbb)              Director        Ivan Muller Botelho (bbb)                 Director

Alliant International New Zealand Ltd.
--------------------------------------
Christopher J. Lindell (b)      Officer, Director         John K. Peterson (b)           Director
James E. Hoffman (b)            Director

Te Maunga Power Ltd.
--------------------
Bruce James Harper (uu)         Director                  Simon Young (s)                Director

TrustPower Ltd.
---------------
Jeffrey K. Williams (uu)        Officer                   Janette F. Beange (uu)         Director
Peter Calderwood (uu)           Officer                   Avon L. Carpenter (uu)         Director
Jeff Childs (uu)                Officer                   Richard S. Clare (uu)          Director
Keith Tempest (uu)              Officer                   Bruce J. Harker (uu)           Director
Therese Thorn (uu)              Officer                   Christopher J. Lindell (b)     Director
Roger Burchett (uu)             Officer                   Harold M. Titter (uu)          Director

Infratil Ltd.
-------------
Kevin J. O'Connor (vv)          Director                  Terry Cuttle (vv)              Officer
David A. R. Newman (vv)         Director                  Dr. Bruce Harker (vv)          Officer
Duncan P. Saville (vv)          Director                  Terry McAlister (vv)           Officer
John K. Peterson (b)            Director                  Lib Petagna (vv)               Officer
Lloyd Morrison (vv)             Officer                   Paul Ridley-Smith (vv)         Officer
Tim Brown (vv)                  Officer                   George Royal (vv)              Officer
Matthew Civil (vv)              Officer                   Matthias Seidenstucker (qqq)   Officer
Susan Clifford (vv)             Officer                   Dr. Graeme Thomson (vv)        Officer
Roger Crawford (qq)             Officer                   Phil Walker (vv)               Officer
John Culy (vv)                  Officer

Alliant Energy Australia Pty. Ltd.
----------------------------------
Christopher J. Lindell (b)      Officer, Director         John K. Peterson (b)           Director
Alan L. Rattray (qq)            Officer

Alliant Energy Southern Hydro Australia Pty. Ltd.
-------------------------------------------------
Alan L. Rattray (qq)             Officer, Director      Christopher J. Lindell (b)       Director
John K. Peterson (b)             Director

Southern Hydro Partnership
--------------------------
Simon D. Maher (zz)              Officer                Christopher J. Lindell (b)       Director
Paul F. Maguire (zz)             Officer                Alan L. Rattray (qq)             Director
David G. Wood (zz)               Director               R. Champion (zz)                 Director

Southern Hydro Operations Pty. Ltd.
-----------------------------------
John K. Peterson (b)             Director               Paul F. Maguire (zz)             Officer
Timothy H. Rourke (zz)           Director

Southern Hydro Maintenance Services Pty. Ltd.
---------------------------------------------
Paul F. Maguire (zz)             Officer                John K. Peterson (b)             Director
Simon D. Maher (zz)              Director

Alliant Energy Hydro Pty. Ltd.
------------------------------
Christopher J. Lindell (b)       Director               Alan L. Rattray (qq)             Director
John K. Peterson (b)             Director

Grandelight Holding Ltd.
------------------------
John K. Peterson (b)             Officer, Director      Edward M. Gleason (a)            Officer
Joel J. Schmidt (b)              Officer                James E. Hoffman (b)             Director

Peak Pacific Investment Co. Ltd.
--------------------------------
Robert W. Anderson, Jr. (jj)     Officer, Director      John K. Peterson (b)             Director
Michael R. Ashburn (mmm)         Officer                Joel J. Schmidt (b)              Director
James E. Hoffman (b)             Director               Thomas M. Walker (a)             Director

Ocean Peak Pte. Ltd.
--------------------
Robert W. Anderson, Jr. (jj)     Director

Weifang Ocean Peak Heat and Power Co. Ltd.
------------------------------------------
Zhang Jiali (pp)                 Officer, Director      Wang Yongzhi (pp)                Officer
Loy Hui Lim (mmm)                Officer, Director      Michael R. Ashburn (mmm)         Director
Liu Guangqing (pp)               Officer                Geoff Duttonn (mmm)              Director
Zhu Jiangran (pp)                Officer                Chen Fengguang (pp)              Director
Cai Jie (pp)                     Officer                Zhang Fengyun (pp)               Director
Qin Qiqing (pp)                  Officer                Li Manhua (pp)                   Director
Wang Wun (pp)                    Officer

Zouping Peak Pte. Ltd.
----------------------
Sunny Wong (jj)                  Officer                Seok Hian Lee (jj)               Director
Robert W. Anderson, Jr. (jj)     Director

Zouping Peak CHP Co. Ltd.
-------------------------
Michael R. Ashburn (mmm)         Officer, Director      Geoff Dutton (mmm)                 Director
Loy Hui Lim (mmm)                Officer, Director      Johnny Moon Wah Lee (mmm)          Director
Meng Qin Cai (pp)                Officer                Jin Hui (mmm)                      Director
Liang Zhong Chang (pp)           Officer                Han Jibing (mmm)                   Director
Pan Lin Hai (pp)                 Officer                Wang Yong (pp)                     Director
Zhang Bao Lin (pp)               Officer                Zhao Changshui (pp)                Director
Zhao Dianrong (pp)               Director

Luannan Peak Pte. Ltd.
----------------------
Robert W. Anderson (jj)          Director

Pan-Western Energy Corporation LLC
----------------------------------
Todd W. Carter (nn)              Director               Yang Sheng-Lil (nn)                Director
Jie Li (nn)                      Director               Xue Shu-xing (nn)                  Director
Darol Lindloff (nn)              Director

Tangshan Pan-Western Heat & Power Co., Ltd.
-------------------------------------------
Todd W. Carter (nn)              Director               Yang Sheng-Lil (nn)                Director
Jie Li (nn)                      Director               Xue Shu-xing (nn)                  Director
Darol Lindloff (nn)              Director

Tangshan Panda Heat & Power Co., Ltd.
-------------------------------------
Todd W. Carter (nn)              Director               Yang Sheng-Lil (nn)                Director
Jie Li (nn)                      Director               Xue Shu-xing (nn)                  Director
Darol Lindloff (nn)              Director

Tangshan Cayman Heat & Power Co., Ltd.
--------------------------------------
Todd W. Carter (nn)              Director               Yang Sheng-Lil (nn)                Director
Jie Li (nn)                      Director               Xue Shu-xing (nn)                  Director
Darol Lindloff (nn)              Director

Tangshan Pan-Sino Heat Co., Ltd.
--------------------------------
Todd W. Carter (nn)              Director               Yang Sheng-Lil (nn)                Director
Jie Li (nn)                      Director               Xue Shu-xing (nn)                  Director
Darol Lindloff (nn)              Director

Wuan Peak Pte. Ltd.
-------------------
Sunny Wong (jj)                  Officer                Seok Hian Lee (jj)                 Director
Robert W. Anderson, Jr. (jj)     Director

Hebei Wuan Peak Heat and Power Co. Ltd.
---------------------------------------
Robert W. Anderson, Jr. (jj)     Director               Johnny Moon Wah Lee (mmm)          Director
Michael R. Ashburn (mmm)         Director               Yang Qiu Li (mmm)                  Director
Wang Gengkui (nn)                Director               Loy Hui Lim (mmm)                  Director
Tian Haikui (nn)                 Director               Zhon Qigui (nn)                    Director
Jin Hui (mmm)                    Director

Pingdingshan Peak Pte. Ltd.
---------------------------
Sunny Wong (jj)                  Officer                Seok Hian Lee (jj)                 Director
Robert W. Anderson, Jr. (jj)     Director

Shijiazhuang Chengfeng Cogeneration Co. Ltd.
--------------------------------------------
Jia Yuchang (nn)                      Officer, Director      Wie Baisong (nn)           Director
Veikko Tiainen (mmm)                  Officer, Director      Li Bingyi (nn)             Director
Rong Liu (mmm)                        Officer, Director      Liu Feng (nn)              Director
Robert W. Anderson, Jr. (jj)          Director               Yu Mochen (nn)             Director
Michael R. Ashburn (mmm)              Director

Jinan Peak Pte. Ltd.
--------------------
Sunny Wong (jj)                       Officer                Seok Hian Lee (jj)         Director
Robert W. Anderson, Jr. (jj)          Director

Handan Chengfeng Heat and Power Co. Ltd.
----------------------------------------
Zhang Tongxi (oo)                 Officer, Director     Robert W. Anderson, Jr. (jj)   Director
Veikko Tiainen (mmm)              Officer, Director     Michael R. Ashburn (mmm)       Director
Rong Liu (mmm)                    Officer, Director     Lui Feng (nn)                  Director
Jin Shaokui (oo)                  Director              Jin Hui (mmm)                  Director
Li Xiaotong (oo)                  Director

Gongyi Peak Pte. Ltd.
---------------------
Sunny Wong (jj)                       Officer                Seok Hian Lee (jj)          Director
Robert W. Anderson, Jr. (jj)          Director

Henan Anfeng Electric Power Co. Ltd.
------------------------------------
Huo Guozheng (mm)                     Officer, Director      Jin Hui (mmm)              Director
Loy Hui Lim (mmm)                     Officer, Director      Hu Qianxian (mm)           Director
Johnny Moon Wah Lee (mmm)             Officer, Director      Yang Qiuli (mmm)           Director
Robert W. Anderson, Jr. (jj)          Director               Liu Zhiye (mm)             Director
Michael R. Ashburn (mmm)              Director

Henan Yongfeng Electric Power Co. Ltd.
--------------------------------------
Huo Guozheng (mm)                     Officer, Director      Jin Hui (mmm)              Director
Loy Hui Lim (mmm)                     Officer, Director      Hu Qianxian (mm)           Director
Johnny Moon Wah Lee (mmm)             Officer, Director      Yang Qiuli (mmm)           Director
Robert W. Anderson, Jr. (jj)          Director               Liu Zhiye (mm)             Director
Michael R. Ashburn (mmm)              Director

Peak Pacific Investment Co. (Labuan) BHD
----------------------------------------
Robert W. Anderson, Jr. (jj)          Director

Meishan Peak Pte. Ltd.
----------------------
Sunny Wong (jj)                       Officer                Sek Hian Lee (jj)           Director
Robert W. Anderson (jj)               Director

Alliant Energy de Mexico, S. de R.L. de C.V.
--------------------------------------------
John K. Peterson  (b)                 Officer, Manager       Thomas L. Aller (b)                    Manager
Edward M. Gleason (a)                 Officer, Manager       Charles Castine (b)                    Manager
Jeffrey K. Rosencrants (b)            Officer                Luis Manuel Linero Colorado (ii)       SB**
Alejandra Sainz Orantes (ii)          Officer                Carlos Moya Vallejo (ii)               SB**

Alliant Energy Operaciones de Mexico, S. de R.L. de C.V.
--------------------------------------------------------
John K. Peterson  (b)                 Officer, Manager       Thomas L. Aller (b)                    Manager
Edward M. Gleason (a)                 Officer, Manager       Charles Castine (b)                    Manager
Jeffrey K. Rosencrants (b)            Officer                Luis Manuel Linero Colorado (ii)       SB **
Alejandra Sainz Orantes (ii)          Officer                Carlos Moya Vallejo (ii)               SB **

Alliant Energy Servicios de Mexico, S. de R.L. de C.V.
------------------------------------------------------
John K. Peterson  (b)                 Officer, Manager       Thomas L. Aller (b)                    Manager
Edward M. Gleason (a)                 Officer, Manager       Charles Castine (b)                    Manager
Jeffrey K. Rosencrants (b)            Officer                Luis Manuel Linero Colorado (ii)       SB **
Alejandra Sainz Orantes (ii)          Officer                Carlos Moya Vallejo (ii)               SB **

Alliant Energy de Mexico LLC
----------------------------
John K. Peterson (b)             Officer

Alliant Energy Renewable Resources Ltd.
---------------------------------------
Michael Ashford (rr)             Officer                Graham B. Colis, R. (rr)        Director
Steven F. Price (a)              Officer                C.F. Cooper, A. (rr)            Director
Dawna Ferguson (rr)              Officer                James E. Hoffman (b)            Director
Edward M. Gleason  (a)           Officer                John K. Peterson (b)            Director
Joel J. Schmidt (b)              Officer

Renewable Energy and Energy Efficiency Fund for Emerging Markets, Ltd.
----------------------------------------------------------------------
Herbert Magid (rr)               Officer, Director      A.S. & K. Services Ltd. (rr)     Officer
John E. Buehler, Jr. (rr)        Officer, Director      Judith Collis (rr)               Officer
Cam Reese (rr)                   Officer                Michael K. Allen (rr)            Director
Claire Sousa (rr)                Officer                Brooks Browne (rr)               Director
Kenneth R. Locklin (rr)          Officer                Philip John LaRocco (rr)         Director
D. Mitchell Coddington (rr)      Officer                Apinya Suebsaeng (l)             Director


The following partnerships and LLCs do not have officers and directors as such:
-------------------------------------------------------------------------------

EnviroGas LP                                                      Blairs Ferry LP
IESU SPE LLC                                                      3001 LLC
Alliant Energy SPE LLC                                            OSADA I LP
American Transmission Company, LLC                                Village Lakeshares, LP
WPL Transco LLC                                                   ReGENco LLC
WPL SPE LLC                                                       Indiana Housing Equity Fund, LP
IPC SPE LLC                                                       Heartland Properties Equity Investment Fund IV, LLC
Alliant Energy Nuclear, LLC                                       The Heartland - NML Investment Fund, LLC
Alliant Energy Tallmadge Power Co., LLC                           Janesville Jeffris Flats Affordable Housing, LP
Tallmadge Generation Co., LLC                                     641 West Main Street LP
Apollo Tax Credit Fund XVII LP                                    Atlantic-Sundance Apartments, LP
School House Apartments - Jefferson LLC                           Wagon Wheel LP
LNT Communications LLC                                            Countryside of Clinton Associates, LP
Bastian Bay Pipeline, LP                                          Meadow Wood Associates of Carroll Phase II, LP
Oak Hill Pipeline LP                                              Fort Madison IHA Senior Housing LP
Alliant South Texas Pipeline, LP                                  Fort Madison IHA II Senior Housing LP
Alliant Energy Desdemona, LP                                      Maquoketa IHA Senior Housing LP
NG Energy Trading, LLC                                            Knoxville IHA Senior Housing LP
Alliant Energy Field Services, LLC                                MDI LP #47
Alliant Energy Integrated Services-Energy Management LLC          Pickerel Park Associates LP
Alliant Energy Integrated Services-Energy Solutions LLC           Keokuk Senior Housing LP
APS Cogenex LLC                                                   Carroll IHA Senior Housing LP
Energy Capital and Services I, LP                                 Scott Meadows Senior Housing LP
Energy Capital and Services II, LP                                Alliant Energy Finance Holdings Partnership
AGRA Cogenex Joint Venture                                        Alliant Energy Finance Partnership
Prairie Ridge Business Park, L.C.


*Address Codes:
---------------                                         (ii)   Mexico City, D.F.
(a)   Madison, WI                                       (jj)   Singapore
(b)   Cedar Rapids, IA                                  (kk)   Sacramento, CA
(c)   Milwaukee, WI                                     (ll)   Zhejiang Province, PRC
(d)   Stoughton, WI                                     (mm)   Henan Province, PRC
(e)   Marion, IA                                        (nn)   Hebei Province, PRC
(f)   Greenville, SC                                    (oo)   Nebei Province, PRC
(g)   Austin, TX                                        (pp)   Shandong Province, PRC
(h)   Dubuque, IA                                       (qq)   Brisbane, Queensland, Australia
(i)   North Lake Geneva, WI                             (rr)   Hamilton, Bermuda
(j)   Albert Lea, MN                                    (ss)   Janesville, WI
(k)   Mason City, IA                                    (tt)   Hudson, WI
(l)   Washington, DC                                    (uu)   Tauranga, New Zealand
(m)   Des Moines, IA                                    (vv)   Wellington, New Zealand
(n)   Kansas City, MO                                   (ww)   Covert, MI
(o)   Columbus Junction, IA                             (xx)   Lowell, MA
(p)   Richmond, VA                                      (yy)   Waukesha, WI
(q)   Denver, CO                                        (zz)   Victoria, Australia
(r)   Ann Arbor, MI                                     (aaa)  Anhui Province, PRC
(s)   Auckland, New Zealand                             (bbb)  Cataguases, MG Brasil
(t)   Minneapolis, MN                                   (ccc)  Paraiba, Brasil
(u)   Tucson, AZ                                        (ddd)  Rio de Janeiro, RJ-Brasil
(v)   Deerfield, IL                                     (eee)  Campina Grande, PB-Brasil
(w)   Dublin, OH                                        (fff)  Aracaju/Sergipe, Brasil
(x)   Wausau, WI                                        (ggg)  Canton, MA
(y)   Newton, IA                                        (hhh)  Great Falls, VA
(z)   Decatur, IL                                       (iii)  Orlando, FL
(aa)  Sao Paulo, SP Brazil                              (jjj)  Charlotte, NC
(bb)  Green Bay, WI                                     (kkk)  Woburn, MA
(cc)  Wisconsin Rapids, WI                              (lll)  Chatsworth, CA
(dd)  Wayzata, MN                                       (mmm)  Beijing, China
(ee)  Minnetonka, MN                                    (nnn)  Waupaca, WI
(ff)  Chicago, IL                                       (ooo)  Las Vegas, Nevada
(gg)  Wanganui, New Zealand                             (ppp)  Oak Brook, IL
(hh)  Palmerston North, New Zealand                     (qqq)  Berlin, Germany


**Positions are indicated by the following symbols:
---------------------------------------------------
AB       Advisory Board Member
SB       Board of Surveillance Member

Part II.  Financial Connections as of December 31, 2001

                                                                                     Position Held          Applicable
                                                 Name and Location of                in Financial           Exemption
    Name of Officer or Director                  Financial Institution                Institution              Rule
------------------------------------    ----------------------------------------    ----------------     -----------------
Jack B. Evans                            Federal Reserve Bank of Chicago,            Director             70 (a), (c)
                                         Chicago, IL

Katharine C. Lyall                       M&I Corporation, Milwaukee, WI              Director             70 (a), (c)


Part III.  Compensation and Other Related Information

(a) Compensation of Directors and Executive Officers and (e) Participation in Bonus and Profit-Sharing Arrangements and Other Benefits

For information concerning compensation of directors and executive officers and participation in bonus and profit-sharing arrangements and other benefits, refer to the disclosures made in:

Alliant Energy's 2002 Proxy Statement, pages 13 through 27, which is incorporated herein by reference to Alliant Energy's 2002 Proxy Statement, File No. 1-9894.

WP&L's 2002 Proxy Statement, pages 7 through 20, which is incorporated herein by reference to WP&L's 2002 Proxy Statement, File No. 0-337.

(b)  Directors' and Executive Officers' Interests in Securities of System
     Companies

For information concerning directors' and executive officers' interests in securities of system companies, refer to the disclosures made in:

Alliant Energy's 2002 Proxy Statement, page 15.

WP&L's 2002 Proxy Statement, page 9.

(c) Directors' and Executive Officers' Contracts and Transactions with System Companies

For information concerning directors' and executive officers' contracts and transactions with system companies, refer to the disclosures made in:

Alliant Energy's 2002 Proxy Statement, pages 13, 14 and 21.

WP&L's 2002 Proxy Statement, pages 7, 8 and 14.

(d)  Directors' and Executive Officers' Indebtedness to System Companies

None.

(f)  Directors' and Executive Officers' Rights to Indemnity

The state laws under which each of Alliant Energy and its domestic direct and indirect subsidiaries is incorporated provide broadly for indemnification of directors and officers against claims and liabilities against them in their capacities as such. Refer to the disclosures made in the:

Bylaws of Alliant Energy, as amended, effective as of January 30, 2001 (incorporated by reference to Exhibit 3.2 to Alliant Energy's Form 10-K for the year 2000).

Bylaws of WP&L, as amended, effective as of January 30, 2001 (incorporated by reference to Exhibit 3.4 to WP&L's Form 10-K for the year 2000).

Bylaws of IP&L, as amended, effective as of January 30, 2001 (incorporated by reference to Exhibit 3.6 to IP&L's Form 10-K for the year 2000).

ITEM 7.  CONTRIBUTIONS AND PUBLIC RELATIONS

(1) None - Alliant Energy has established political action committees and has incurred, in accordance with the provision of the Federal Election Campaign Act and applicable state campaign laws, certain costs for the administration of such committees.

(2)

       Name of Company              Name of Recipient or Beneficiary            Purpose         Account Charged          Amount
---------------------------------------------------------------------------------------------------------------------------------
IESU                           Priority One (Cedar Rapids Chamber of
                                  Commerce)                                       (A)          Operating Expense         $52,800
                               Less than $10,000  - 61 beneficiaries              (A)          Operating Expense          61,919

WP&L                           Forward Wisconsin                                  (A)          Operating Expense          28,000
                               Less than $10,000  - 11 beneficiaries              (A)          Operating Expense          32,000

IPC                            Greater Dubuque Development                        (A)          Operating Expense          10,000
                               Less than $10,000  - 25 beneficiaries              (A)          Operating Expense          28,200

(A)  Area Development


ITEM 8.  SERVICE, SALES AND CONSTRUCTION CONTRACTS

Part I.  Intercompany Sales and Service

                                       Serving            Receiving                           Date of       In Effect at
          Transaction                  Company             Company            Compensation    Contract        Year End
---------------------------------  ------------------  -----------------    --------------- -------------  ---------------
Coal transportation                     CRANDIC              IESU               $1,639,848      4/1/01           Yes
Coal handling                          Williams        Cargill-Alliant             859,340     4/14/99           Yes
Coal handling                            Barge               WP&L                  579,212     11/27/91          Yes
Coal transportation                     CRANDIC              IESU                  408,872      4/1/98            No
Environmental consulting                  RMT                WP&L                  379,225      7/7/00           Yes
Coal sales                               IESU          Cargill-Alliant             330,318      4/6/98            No
Environmental consulting                  RMT                IEA                   324,818      8/1/99           Yes
Transloading                           Transfer            CRANDIC                 248,787     11/1/94           Yes
Environmental consulting                  RMT             Resources                217,073      3/7/00           Yes
Software license                        Henwood              WP&L                   59,588     2/11/98           Yes
Environmental consulting                  RMT                IESU                   56,797      4/3/00           Yes
Coal transportation                     CRANDIC              IESU                   32,600     12/12/97           No
Environmental consulting                  RMT               Barge                   26,955      3/7/00           Yes
Gas marketing                           IEA/HEG            Whiting                  12,929      8/5/97            No
Building lease                          CRANDIC            Transfer                  2,448     12/11/98          Yes
Operation and maintenance
   agreement                             IESU                IEA                     1,889     4/13/92           Yes
Environmental consulting                  RMT                IPC                     1,591      4/3/00           Yes
Environmental consulting                  RMT              CRANDIC                   1,202     10/23/01          Yes


Part II. Contracts to Purchase Services or Goods Between any System Company and any Affiliate
None.

Part III. Employment of any Person by any System Company for the Performance on a Continuing Basis of Management Services
None.

ITEM 9.  EXEMPT WHOLESALE GENERATORS AND FOREIGN UTILITY COMPANIES

At December 31, 2001, the following entities were intermediary subsidiaries previously classified as FUCOs, but rather are holding companies that do not have utility operations. Thus these entities are not considered FUCOs for
Item 9 herein.
   Alliant Energy de Mexico LLC
   Alliant Energy de Mexico, S. de R.L. de C.V.
*  Alliant Energy do Brasil Ltda.
*  Alliant Energy Holdings do Brasil Ltda.
*  Alliant Energy International, Inc.
*  Alliant International New Zealand Ltd.
*  Grandelight Holding Ltd.
*  Interstate Energy Corporation PTE Ltd.
   Pan-Western Energy Corporation LLC (**)
*  Peak Pacific Investment Co. (Labuan) BHD
*  Peak Pacific Investment Co. Ltd.

The following entities are FUCOs dissolved or sold during 2001:
   Jinan Yaqing Heat and Power Co. Ltd.
   Utility Investments Ltd.

The following entities are FUCOs without activity in 2001:
   Alliant Energy Operaciones de Mexico, S. de R.L. de C.V.
   Alliant Energy Servicios de Mexico, S. de R.L. de C.V.
*  Handan Chengfeng Heat and Power Co. Ltd.
   Weifang Ocean Peak Heat and Power Co. Ltd. (**)

The following entities are active FUCOs as of December 31, 2001:
   Alliant Energy Renewable Resources Ltd. (AERR)
   Anhui New Energy Heat & Power Co. Ltd. (Bengbu)
   Catleo Energia S.A. (Catleo)
   Companhia de Eletricidade de Nova Friburgo S.A. (CENF)
   Companhia Energetica da Borborema S.A. (CELB)
   Companhia Forca e Luz Cataguazes-Leopoldina S.A. (Cataguazes)
   Empresa Energetica de Sergipe S.A. (Energipe)
   Hebei Wuan Peak Heat and Power Co. Ltd. (Wuan)
   Henan Anfeng Electric Power Co. Ltd. (Anfeng)
   Henan Yongfeng Electric Power Co. Ltd. (Yongfeng)
   Infratil Ltd. (f/k/a Infrastructure & Utilities NZ Ltd.) (Infratil)
*  Jiaxing JIES Power & Heat Co. Ltd. (JIES)
   LDM Utility Co., S.A. de C.V. (LDM)
*  Shijiazhuang Chengfeng Cogeneration Co. Ltd. (Shijiazhuang)
   Sociedade Anonima de Eletrificacao da Paraiba S.A. (Saelpa)
   Southern Hydro Partnership (Southern Hydro)
   Tangshan Pan-Western Heat & Power Co., Ltd. (Tangshan Pan-Western) (**) Tangshan Panda Heat & Power Co., Ltd. (Tangshan Panda) (**)
*  Tongxiang TIES Power & Heat Co. Ltd. (TIES)
   TrustPower Ltd. (TrustPower)
   Usina Termeletrica de Juiz de Fora S.A. (Usina Termeletrica)
   Zouping Peak CHP Co. Ltd. (Zouping) (**)

*   In existence at date of merger closing.
**  Acquired in 2001.

At December 31, 2001, Alliant Energy did not hold an ownership interest in any companies operating an exempt wholesale generator (EWG). However, during 2001, Alliant Energy did enter into an agreement to develop an EWG (1,100 megawatt (MW) natural gas combined-cycle generating facility) in western Michigan. At December 31, 2001, Resources had made payments and entered into commitments for the purchase of the long-lead equipment and certain development activities for this project equal to $238 million. During 2001, Alliant Energy also entered into an agreement to guarantee the debt security of an EWG (6 MW low Btu gas electric generating facility) in Cedar Rapids, Iowa. Both of these amounts have been included in the aggregate investment in EWGs and FUCOs identified in Part III.

Part I.
(a). Identify the company, its location and its business address. Describe the facilities used for the generation, transmission and distribution of electric energy for sale or for the distribution at retail of natural or manufactured gas. Identify each system company that holds an interest in the company and describe the interest held.

                                                                                                                        Owner(s) /
                                                                            Description of Electric Generation,      Investor(s)
                                                                               Transmission and Distribution       (Refer to Item
 Name of                                            Business                  Facilities and Gas Distribution      1 and Item 9(b)
 Company              Location                      Address                             Facilities                 for description)
--------------  ----------------------  ---------------------------------  --------------------------------------  ----------------
AERR             (Refer to Business        Clarendon House, 2 Church                       None                      International
                      Address)           Street, Hamilton HM 11, Bermuda

Bengbu           (Refer to Business       220 Long March Road, Bengbu            80 MW coal burning electric           IEC PTE
                      Address)                Bengbu City, 233010                    generating facility.
                                                Anhui Province,
                                           People's Republic of China

Catleo           (Refer to Business         Praca Rui Barbosa 80-22          10 MW at one generating facility.        Cataguazes
                      Address)             andar/parte CEP 36770-901
                                             Cataguases, MG-Brasil

CENF             (Refer to Business      Ave. Presidente Vargas, 463-4     9 MW at three generating facilities;       Cataguazes
                      Address)             andar/parte CEP 20071-003        3 Km of transmission lines; and 706
                                           Rio de Janeiro, RJ-Brasil             Km of distribution lines.

CELB             (Refer to Business         Av. Elpidio de Almeida,        4 Km of transmission lines and 2,457         Pbpart
                      Address)             1111-Catole, CEP 58104-421            Km of distribution lines.
                                           Campina Grande, PB-Brasil

Cataguazes       (Refer to Business          Praca Rui Barbosa, 80          45 MW at ten generating facilities;     Holdings Brasil
                      Address)                   CEP 36770-901               935 Km of transmission lines; and      and Gipar S.A.
                                             Cataguases, MG-Brasil           16,148 Km of distribution lines.

Energipe         (Refer to Business       Rua Ministro Apolonio Sales,       875 Km of transmission lines and        Energisa S.A.
                      Address)                 81, Bairro Inacio             12,908 Km of distribution lines.
                                               Barbosa 49040-230,
                                            Aracaju/Sergipe, Brasil

Wuan             (Refer to Business       No. 589, Nanhuan West Road,          24 MW coal burning electric           Wuan Peak Pte.
                      Address)             WuAn City, Hebei Province,              generating facility.                    Ltd.
                                           People's Republic of China

Anfeng           (Refer to Business      Industrial Demonstration Zone,      50 MW coal burning electric                Gongyi
                      Address)                    Gongyi City,                 generating facility.
                                                Henan Province,
                                           People's Republic of China


                                                                                                                       Owner(s) /
                                                                            Description of Electric Generation,      Investor(s)
                                                                               Transmission and Distribution       (Refer to Item
 Name of                                            Business                  Facilities and Gas Distribution      1 and Item 9(b)
 Company              Location                      Address                             Facilities                 for description)
--------------  ----------------------  ---------------------------------  --------------------------------------  ----------------
Yongfeng         (Refer to Business      Industrial Demonstration Zone,      50 MW coal burning electric                Gongyi
                      Address)                    Gongyi City,                 generating facility.
                                                Henan Province,
                                           People's Republic of China

Infratil         (Refer to Business               P.O. Box 320                          None                           New Zealand
                      Address)              Wellington, New Zealand

JIES             (Refer to Business      Yun He Qiao Tu, Wai Huan Road,     Three 12 MW coal burning electric            IEC PTE
                      Address)                   Jiaxing City,                 generating facilities.
                                               Zhejiang Province,
                                           People's Republic of China

LDM                Puerto Penasco,      10611 North Hayden Road, #D106,                    None                      International *
                   Sonora, Mexico             Scottsdale, AZ 85260

Shijiazhuang     (Refer to Business         North Beiguan, Zhengding       Two 12 MW coal burning electric               PPIC
                      Address)             County, Shijiazhuang City,      generating facilities.
                                            Hebei Province, People's
                                               Republic of China

Saelpa           (Refer to Business      BR 230, Km 25, Cristo Redentor    Electric distribution company.             Pbpart SE 2
                      Address)            Joao Pessoa, Paraiba, Brasil
                                                 CEP 58.071.680

Southern Hydro   (Refer to Business       Level 13, 500 Collins Street     528 MW at ten hydro-electric               AE Southern
                      Address)                 Melbourne VIC 3000          stations.                                  Hydro and AE
                                                   Australia                                                             Hydro

Tangshan         (Refer to Business           Benchengzhong Street            50 MW coal burning electric             Pan-Western
Pan-Western           Address)           Luannan County, Tangshan City             generating facility.

Tangshan Panda   (Refer to Business              Hebei Province               50 MW coal burning electric             Pan-Western
                      Address)             People's Republic of China              generating facility.

TIES             (Refer to Business       B16-17 Tongxiang Economic &        Two 12 MW coal burning electric            IEC PTE
                      Address)                Development Zone,              generating facilities.
                                               Tongxiang City,
                                               Zhejiang Province,
                                           People's Republic of China

TrustPower       (Refer to Business            Private Bag 12023             33 hydro-electric generating              Infratil and
                      Address)               Tauranga, New Zealand           facilities and one wind farm with a        New Zealand
                                                                             combined generating capacity of 455
                                                                             MW.

Usina            (Refer to Business        Praca Rui Barbosa, 80-2o.         Two unit simple-cycle gas-fired             Catleo and
Termeletrica          Address)           andar/parte, Cataguases, Minas      generating units with a combined             Holdings
                                          Gerais, Brasil CEP 36770-901       generating capability of 82 MW.               Brasil

                                                                                                                       Owner(s) /
                                                                            Description of Electric Generation,      Investor(s)
                                                                               Transmission and Distribution       (Refer to Item
 Name of                                            Business                  Facilities and Gas Distribution      1 and Item 9(b)
 Company              Location                      Address                             Facilities                 for description)
--------------  ----------------------  ---------------------------------  --------------------------------------  ----------------
Zouping          (Refer to Business      Handian Town, Zouping County,       Two 25 MW coal burning electric           Zouping Peak
                      Address)           Binzhou Municipality, Shandong      generating facilities.                      Pte. Ltd.
                                                   Province,
                                           People's Republic of China


* At December 31, 2001, International had a loan receivable (including accrued interest income) from LDM of approximately $41 million.

(b). State the type and amount of capital invested in the company by the registered holding company, directly or indirectly. Identify any debt or other financial obligation for which there is recourse, directly or indirectly, to the registered holding company or another system company, other than an EWG or FUCO. Identify separately any direct or indirect guarantee of a security of the EWG or FUCO by the registered holding company. Identify any transfers of assets from any system company (other than an EWG or FUCO) to an affiliate EWG or FUCO. State the market value at the time of the transfer, the book value and the sale price of the transferred asset.

                                        Capital Invested
                        -------------------------------------------------
                                                                                 Debt, Guarantees or           Transfer of
       Name of                                              Amount           Other Financial Obligation       assets to EWG
       Company                    Security              (in thousands)             (in thousands)                or FUCO
----------------------- -----------------------------  ------------------  ------------------------------  -------------------
AERR                    120 Common Shares                        $12                    None                       None
Bengbu                  Registered Capital                    11,800                    None                       None
Catleo                  13,149,996 Common Shares               6,773                    None                       None
CENF                    57,509,438 Common Shares               9,512                    None                       None
CELB                    93,695 Common Shares;                 46,448                    None                       None
                        18,827 Preferred Shares
Cataguazes              35,310,361,614 Common                147,533                    None                       None
                        Shares; 39,580,055,856
                        Preferred B Shares
Energipe                42,179 Common Shares; 2,388          246,882                    None                       None
                        Preferred Shares
Wuan                    Registered Capital                     7,678                    None                       None
Anfeng                  Registered Capital                     6,748                    None                       None
Yongfeng                Registered Capital                     6,748                    None                       None
Infratil                17,271,200 Ordinary Shares;           12,862                    None                       None
                        1,912,120 $1.40 Warrants
JIES                    Registered Capital                    13,119                    None                       None
LDM                     (*)                                      (*)                    None                       None
Shijiazhuang            Registered Capital                     6,192                    None                       None
Saelpa                  604,672,088 Common Shares;           181,457                    None                       None
                        1,005,543 Preferred Shares
Southern Hydro          Not applicable                        60,619                    None                       None
Tangshan Pan-Western    Registered Capital                    10,485                    None                       None
Tangshan Panda          Registered Capital                    10,484                    None                       None

                                        Capital Invested
                        -------------------------------------------------
                                                                                 Debt, Guarantees or           Transfer of
       Name of                                              Amount           Other Financial Obligation       assets to EWG
       Company                    Security              (in thousands)             (in thousands)                or FUCO
----------------------- -----------------------------  ------------------  ------------------------------  -------------------
TIES                    Registered Capital                     7,230                    None                       None
TrustPower              92,782,694 Ordinary Shares            69,289                    None                       None
Usina Termeletrica      994 Common Shares                     22,637                    None                       None
Zouping                 Registered Capital                    11,315                    None                       None


* At December 31, 2001, International had a loan receivable (including accrued interest income) from LDM of approximately $41 million.

(c). State the ratio of debt to common equity of the company and earnings of the company as of the end of the reporting period.

          Name of                  Ratio of Debt to
          Company                  Common Equity (*)         2001 Earnings/(Losses)
----------------------------  --------------------------  --------------------------
AERR                                        0%                    ($1,065,938)
Bengbu                                     35%                      4,054,551
Catleo                                      0%                        498,033
CENF                                        2%                      2,562,171
CELB                                      117%                     (3,100,921)
Cataguazes                                124%                       (315,450)
Energipe                                   48%                     (2,784,186)
Wuan                                        0%                        881,976
Anfeng                                      0%                      1,635,873
Yongfeng                                    0%                      2,508,660
Infratil                                  163%                      6,884,878 (**)
JIES                                        0%                      1,898,328
LDM                                     1,441%                      2,781,664
Shijiazhuang                                0%                        380,400
Saelpa                                     17%                     (5,692,237)
Southern Hydro                            139%                      3,997,315
Tangshan Pan-Western                        0%                     (1,322,252)
Tangshan Panda                              0%                     (1,322,252)
TIES                                        0%                      1,752,717
TrustPower                                 30%                      9,816,730 (**)
Usina Termeletrica                          0%                        156,439
Zouping                                     0%                         76,760


* Intercompany debt has been excluded from the calculation of this ratio.
** Represents earnings for the 2001 fiscal year (twelve months ended March 31, 2001).

(d). Identify any service, sales or construction contract(s) between the company and a system company, and describe the services to be rendered or goods sold and the fees or revenues under such agreement(s).

None.

Part II. Submit as Exhibit H an organizational chart showing the relationship of each EWG and FUCO to other system companies. If the company is a subsidiary of the registered holding company, submit the financial data required in Exhibit I.

With regards to Exhibit H, FUCOs are noted as such in Item 1. System Companies and Investments Therein as of December 31, 2001.

Refer to Exhibit I for the required financial data.

Part III. State the registered holding company's aggregate investment in EWGs and FUCOs, respectively. Also state the ratio of aggregate investment to the aggregate capital investment of the registered holding company in its domestic public-utility subsidiary companies.

     Aggregate Investment in             Aggregate Capital Investment in
         EWGs and FUCOs               Domestic Public-Utility Subsidiaries
         (in thousands)                          (in thousands)                  Ratio
----------------------------------   ----------------------------------------  -----------
            $751,122                                $1,523,912                    49%


ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS

The following items listed below which are identified with an asterisk (*) have heretofore been filed with the Securities and Exchange Commission (SEC) and are incorporated herein by reference and made a part hereof. Exhibits not so identified are filed herewith unless otherwise stated.

Consolidating Financial Statements and Notes
--------------------------------------------

Exhibits
--------

Refer to Exhibit F for a listing of the Financial Statement exhibits.

Pursuant to Exhibit A, the combined Annual Report on Form 10-K for the year ended December 31, 2001, for Alliant Energy, IP&L and WP&L is incorporated herein by reference.

The following Exhibits are filed herewith or incorporated herein by reference. Documents indicated by an asterisk (*) are incorporated herein by reference.

Exhibit A
---------
   A.1* Annual Report of Alliant Energy on Form 10-K for the year ended December 31, 2001 (incorporated by reference to File No. 1-9894)

   A.2 Annual Report to Shareowners for Alliant Energy for the year ended December 31, 2001 (Filed under cover of Form SE)

   A.3* Annual Report of IP&L on Form 10-K for the year ended December 31, 2001 (incorporated by reference to File No. 0-4117-1)

   A.4* Annual Report of WP&L on Form 10-K for the year ended December 31, 2001 (incorporated by reference to File No. 0-337)

Exhibit B
---------
Items for Exhibit B for Alliant Energy, IP&L and WP&L are incorporated herein by reference to the combined Annual Report on 10-K for the year ended December 31, 2001.

   B.1* Articles of Incorporation of Corporate Services, dated December 8, 1997 (incorporated by reference to Exhibit B.13 to Alliant Energy's Form U5S for the year ended December 31, 1998)

   B.2* Articles of Amendment to Articles of Incorporation of Corporate Services, effective as of January 29, 1999 (incorporated by reference to Exhibit B.14 to Alliant Energy's Form U5S for the year ended December 31, 1998)

   B.3* Bylaws of Corporate Services, effective as of January 28, 1999 (incorporated by reference to Exhibit B.15 to Alliant Energy's Form U5S for the year ended December 31, 1998)

   B.4* Articles of Incorporation of Resources, effective as of January 11, 1988 (incorporated by reference to Exhibit B.16 to Alliant Energy's Form U5S for the year ended December 31, 1998)

   B.5* Articles of Merger, Merging IES Diversified Inc. with and into Resources, effective as of April 21, 1998 (incorporated by reference to Exhibit B.17 to Alliant Energy's Form U5S for the year ended December 31, 1998)

   B.6* Articles of Amendment to Articles of Incorporation of Resources, effective as of April 23, 1998 (incorporated by reference to Exhibit
          B.18 to Alliant Energy's Form U5S for the year ended December 31,
          1998)

   B.7* Articles of Amendment to Articles of Incorporation of Resources, effective as of December 9, 1998 (incorporated by reference to Exhibit B.19 to Alliant Energy's Form U5S for the year ended December 31, 1998)

   B.8* Bylaws of Resources, as amended, effective as of January 30, 2001 (incorporated by reference to Exhibit B.11 to Alliant Energy's U5S for the year ended December 31, 2000)

Exhibit C
---------
Items for Exhibit C for Alliant Energy, IP&L and WP&L are incorporated herein by reference to the combined Annual Report on 10-K for the year ended December 31, 2001.

Exhibit D
---------
Tax Allocation Agreement

Exhibit E
---------
None

Exhibit F
---------
F.1 Report of Independent Public Accountants (as reported in Alliant Energy's Annual Report on Form 10-K for the year ended December 31, 2001)

The following exhibits are filed under cover of Form SE:

    F.2    Alliant Energy Consolidating Statement of Income for the year ended December 31, 2001
    F.3    Alliant Energy Consolidating Balance Sheet as of December 31, 2001
    F.4    Alliant Energy Consolidating Statement of Cash Flows for the year ended December 31, 2001
    F.5    Alliant Energy Consolidating Statement of Retained Earnings for the year ended December 31, 2001
    F.6    Resources Consolidating Statement of Income for the year ended December 31, 2001
    F.7    Resources Consolidating Balance Sheet as of December 31, 2001
    F.8    Resources Consolidating Statement of Cash Flows for the year ended December 31, 2001
    F.9    Resources Consolidating Statement of Retained Earnings for the year ended December 31, 2001
    F.10   ISCO Consolidating Statement of Income for the year ended December 31, 2001
    F.11   ISCO Consolidating Balance Sheet as of December 31, 2001
    F.12   ISCO Consolidating Statement of Cash Flows for the year ended December 31, 2001
    F.13   ISCO Consolidating Statement of Retained Earnings for the year ended December 31, 2001
    F.14   International Consolidating Statement of Income for the year ended December 31, 2001
    F.15   International Consolidating Balance Sheet as of December 31, 2001
    F.16   International Consolidating Statement of Cash Flows for the year ended December 31, 2001
    F.17   International Consolidating Statement of Retained Earnings for the year ended December 31, 2001
    F.18   Investments Consolidating Statement of Income for the year ended December 31, 2001
    F.19   Investments Consolidating Balance Sheet as of December 31, 2001
    F.20   Investments Consolidating Statement of Cash Flows for the year ended December 31, 2001
    F.21   Investments Consolidating Statement of Retained Earnings for the year ended December 31, 2001
    F.22   Transportation Consolidating Statement of Income for the year ended December 31, 2001
    F.23   Transportation Consolidating Balance Sheet as of December 31, 2001
    F.24   Transportation Consolidating Statement of Cash Flows for the year ended December 31, 2001
    F.25   Transportation Consolidating Statement of Retained Earnings for the year ended December 31, 2001


Exhibit G
---------
Beginning with 2001 filings, Financial Data Schedules are no longer required due to changes to SEC rules.

Exhibit H
---------
FUCOs are noted as such in Item 1. System Companies and Investments Therein as of December 31, 2001.

Exhibit I
---------
FUCO Financial Statements (Filed under cover of Form SE)

International is organized as a holding company for international investments of Alliant Energy. The assets of International are primarily debt and equity investments in their subsidiary companies. In 2001, International had $13.4 million of operating expenses.

Documents incorporated by reference to filings made by Alliant Energy under the Securities Exchange Act of 1934, as amended, and the Public Utility Holding Company Act of 1935 are under File No. 1-9894. Documents incorporated by reference to filings made by IP&L under the Securities Exchange Act of 1934, as amended, are under File No. 0-4117-1. Documents incorporated by reference to filings made by WP&L under the Securities Exchange Act of 1934, as amended, are under File No. 0-337. Documents incorporated by reference to filings made by IPC under the Securities Exchange Act of 1934, as amended, are under File No. 1-3632.

                                   SIGNATURE


The undersigned system company has duly caused this annual report to be signed on its behalf by the undersigned thereunto duly authorized pursuant to the requirements of the Public Utility Holding Company Act of 1935. The signature of each undersigned company shall be deemed to relate only to matters having reference to such company or its subsidiaries.


ALLIANT ENERGY CORPORATION


By:  /s/ John E. Kratchmer
     ---------------------
John E. Kratchmer
Corporate Controller and Chief Accounting Officer

Date:  May 1, 2002

                                 EXHIBIT INDEX
                                 -------------

  Exhibits     Description
  --------     -----------
     23        Consent of Independent Public Accountants
     A.2       Annual Report to Shareowners for Alliant Energy for the year ended December 31, 2001
      D        Tax Allocation Agreement
     F.1       Report of Independent Public Accountants
     F.2       Alliant Energy Consolidating Statement of Income for the year ended December 31, 2001
     F.3       Alliant Energy Consolidating Balance Sheet as of December 31, 2001
     F.4       Alliant Energy Consolidating Statement of Cash Flows for the year ended December 31, 2001
     F.5       Alliant Energy Consolidating Statement of Retained Earnings for the year ended December 31, 2001
     F.6       Resources Consolidating Statement of Income for the year ended December 31, 2001
     F.7       Resources Consolidating Balance Sheet as of December 31, 2001
     F.8       Resources Consolidating Statement of Cash Flows for the year ended December 31, 2001
     F.9       Resources Consolidating Statement of Retained Earnings for the year ended December 31, 2001
    F.10       ISCO Consolidating Statement of Income for the year ended December 31, 2001
    F.11       ISCO Consolidating Balance Sheet as of December 31, 2001
    F.12       ISCO Consolidating Statement of Cash Flows for the year ended December 31, 2001
    F.13       ISCO Consolidating Statement of Retained Earnings for the year ended December 31, 2001
    F.14       International Consolidating Statement of Income for the year ended December 31, 2001
    F.15       International Consolidating Balance Sheet as of December 31, 2001
    F.16       International Consolidating Statement of Cash Flows for the year ended December 31, 2001
    F.17       International Consolidating Statement of Retained Earnings for the year ended December 31, 2001
    F.18       Investments Consolidating Statement of Income for the year ended December 31, 2001
    F.19       Investments Consolidating Balance Sheet as of December 31, 2001
    F.20       Investments Consolidating Statement of Cash Flows for the year ended December 31, 2001
    F.21       Investments Consolidating Statement of Retained Earnings for the year ended December 31, 2001
    F.22       Transportation Consolidating Statement of Income for the year ended December 31, 2001
    F.23       Transportation Consolidating Balance Sheet as of December 31, 2001
    F.24       Transportation Consolidating Statement of Cash Flows for the year ended December 31, 2001
    F.25       Transportation Consolidating Statement of Retained Earnings for the year ended December 31, 2001
      I        FUCO Financial Statements
